UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

NOTICE OF 2018 REGULAR MEETING OF SHAREHOLDERS

Time:	9:00 a.m., Central Time, on Tuesday, June 12, 2018
Place:	Online at www.virtualshareholdermeeting.com/BBY2018
Internet:	Submit pre-meeting questions online by visiting www.proxyvote.com and attend the Regular Meeting of Shareholders online at www.virtualshareholdermeeting.com/BBY2018
Items of Business:	1.	To elect the ten directors listed herein to serve on our Board of Directors for a term of one year.
	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019.
	3.	To conduct a non-binding advisory vote to approve our named executive officer compensation.
	4.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you were a shareholder of Best Buy Co., Inc. as of the close of business on Monday, April 16, 2018.
Proxy Voting:	Your vote is important. You may vote via proxy as a shareholder of record:
	1.	By visiting www.proxyvote.com on the internet;
	2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
	3.	By signing and returning your proxy card if you have received paper materials.
For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee.
Regardless of whether you expect to attend the meeting, please vote your shares in one of the ways outlined above.

By Order of the Board of Directors

Richfield, Minnesota	Keith J. Nelsen
May 2, 2018	General Counsel & Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE REGULAR MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 12, 2018:
This Notice of 2018 Regular Meeting of Shareholders and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended February 3, 2018, are available at www.proxyvote.com.
Help us make a difference by eliminating paper proxy mailings to your home or business. As permitted by rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we are furnishing proxy materials to our shareholders primarily via the internet. On or about May 2, 2018, we mailed to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report. The Notice of Internet Availability also includes instructions to access your form of proxy to vote via the internet. Certain shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet or have been mailed paper copies of our proxy materials and proxy card.

Internet distribution of our proxy materials is designed to expedite receipt by our shareholders, lower the cost of the Regular Meeting of Shareholders and conserve precious natural resources. If you would prefer to receive paper proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive e-mail notification with instructions to access these materials via the internet unless you elect otherwise.

ATTENDING THE REGULAR MEETING OF SHAREHOLDERS

•
This year we invite you to attend the 2018 Regular Meeting of Shareholders (the "Meeting") online. There will not be a physical meeting at the corporate campus. You will be able to attend the Meeting online, vote your shares electronically, and submit your questions during the Meeting by visiting: www.virtualshareholdermeeting.com/BBY2018 and following the instructions on your proxy card.

•	The Meeting starts at 9:00 a.m. Central Time.

•	You do not need to attend the Meeting online to vote if you submitted your vote via proxy in advance of the meeting.

•	A replay of the Meeting will be available on www.investors.bestbuy.com until June 26, 2018.

JOINT STATEMENT FROM OUR CHAIRMAN & OUR LEAD INDEPENDENT DIRECTOR

Dear Fellow Shareholders,
As Best Buy's Chairman and CEO, and Lead Independent Director, it is our pleasure, on behalf of the entire Board of Directors (the "Board") to invite you to attend our 2018 Regular Meeting of Shareholders.
Fiscal 2018 was another exciting milestone year for our Company. We unveiled our new strategy, our financial performance continued to be strong, and we made further progress in our efforts to positively impact all of our stakeholders, including our customers, our employees, our vendors, and society:
Long-Term Strategy
In fiscal 2018 we declared our turnaround over and launched our new growth strategy, Best Buy 2020: Building the New Blue. At our 2017 Investor Day, we laid out a clear and exciting purpose: to enrich our customers' lives through technology. We aim to fulfill our purpose by addressing key human needs in areas like entertainment, productivity, communication, food, security, and health and wellness. We believe we are in an opportunity rich environment, and that Best Buy is uniquely well-positioned to capitalize on these opportunities because our combination of assets and capabilities gives us the ability to serve customers online, in stores or in their homes. Your Board was deeply engaged with management in the development of this strategy, and will continue to guide and support management in its execution.
Fiscal 2018 Financial Performance
Our financial performance in fiscal 2018 was particularly strong. We grew our comparable sales by 5.6 percent, and revenue climbed 7 percent to $42.2 billion. Our GAAP operating income rate was 4.4 percent and our non-GAAP operating income rate increased to 4.6 percent. GAAP earnings were $3.26 per share and non-GAAP earnings were $4.42 per share, up 26 percent from $3.51 in fiscal 2017. In fiscal 2018, we returned a total of $2.4 billion to shareholders through dividends and share repurchases, up from $1.3 billion in fiscal 2017.*

Community Investment
In our efforts to positively impact all of our stakeholders, we are particularly proud of the environment we have created in which our employees operate and the strong levels of engagement and satisfaction we are achieving. We are also excited about our commitment to help prepare one million under-served teens for tech reliant jobs every year by 2020. We are committed to managing our impact on the environment and are proud of our efforts to lower our carbon footprint, reducing it by 60 percent by 2020.
While these outcomes are mainly a result of the work of our associates across the Company, we want to emphasize the very active and valuable role your Board is playing. We have continued to build a high quality, diverse Board to the point where 50 percent of the slate of director nominees we are asking you to support are women. We continue to implement strong corporate governance policies and practices, particularly in the areas of strategy, talent development and succession, risk management and compliance.
As we continue to move the Company forward, we appreciate your support and encourage you to support the Board’s recommendation to approve the three proposals submitted for your vote at our upcoming shareholder meeting.
Regards,
Hubert Joly, Chairman & CEO Russ Fradin, Lead Independent Director
*For GAAP to non-GAAP reconciliations, please refer to the schedules entitled Non-GAAP Reconciliations. Our fiscal 2018 was a 53-week year which added approximately $760 million in revenue, 10 basis points of non-GAAP operating income rate and $0.20 of non-GAAP diluted EPS over fiscal 2017, which was a normal 52-week year.

Forward-Looking and Cautionary Statements

Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), provide a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed in this proxy statement are forward-looking statements and may be identified by the use of words such as "anticipate," "assume," "believe," "estimate," "expect," "guidance," "intend," "outlook," "plan," "project" and other words and terms of similar meaning. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended February 3, 2018, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this proxy statement. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices and jobless rates), financial and commodity market conditions (including but not limited to the credit, equity, currency and energy markets), conditions in the industries and categories in which we operate, changes in consumer preferences or confidence, changes in consumer spending and debt levels, the mix of products and services offered for sale in our physical stores and online, product availability, trade restrictions or changes in the costs of imports, competitive initiatives of competitors (including pricing actions and promotional activities), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, our ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, changes in our stock price and the impact on excess tax benefits or deficiencies related to stock-based compensation, our ability to manage our property portfolio, the impact of labor markets, our ability to retain qualified employees and management, failure to achieve anticipated expense and cost reductions, disruptions in our supply chain, the costs of procuring goods we sell, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which we will incur costs, development of new businesses, failure to complete or achieve anticipated benefits of announced transactions and our ability to protect information relating to our employees and customers. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made, and we assume no obligation to update any forward-looking statement that we may make.

PROXY SUMMARY

At our upcoming 2018 Regular Meeting of Shareholders, we are asking shareholders to vote on three key items. This section highlights information contained in other parts of this proxy statement. We encourage you to review the entire proxy statement for more detail on these items, as well as our Annual Report and our Chairman and CEO's Letter to Shareholders posted on our website at www.investors.bestbuy.com.

Items of Business for Vote at our Regular Meeting of Shareholders

This year, we are requesting shareholder support in alignment with the recommendations of our Board for the following Items of Business:

Item Number	Item Description	Board Recommendation
1	Election of Directors	FOR Each Nominee
We have ten director nominees standing for election this year. More information about our nominees' qualifications and experience can be found starting on page 23.
2	Ratification of Appointment of our Independent Registered Public Accounting Firm	FOR
We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019, as described on page 36.
3	Advisory Vote to Approve our Named Executive Officer Compensation	FOR

We are seeking advisory approval by our shareholders of our named executive officer compensation, the "Say on Pay" vote. Our Compensation Discussion & Analysis ("CD&A"), which begins on page 39, describes our executive compensation programs and decisions for fiscal 2018.

The Meeting will be conducted online, which provides our shareholders the option to attend from any location convenient to them, while still providing access to our Board and management through the ability to submit questions on our virtual shareholder forum. We are committed to having all directors and executive officers available to answer questions and to acknowledging each question we receive. We believe utilizing technology in this manner is consistent with our role as a leading provider of technology products, services and solutions, as well as to our sustainability commitments.

Corporate Governance

Our long-standing approach to corporate governance is to develop and implement principles that: (1) enable the success of our strategy and business objectives; (2) are rooted in a robust ongoing dialogue with our shareholders; and (3) are inspired by best practices. Consistent with this approach, we continue to build upon a strong framework of corporate governance policies and practices, including the following:

Board Structure
✓	Lead Independent Director	✓	All Independent Committees
✓	Predominantly Independent Board (90%)	✓	No Director Related Party Transactions
✓	Annual Director Elections	✓	Balance of Tenure and Gender Diversity among Directors
✓	Robust Annual Board Evaluation Process	✓	Director Overboarding Policy
✓	Majority Vote for Directors	✓	Director Retirement Policy
Shareholder Rights		Compensation
✓	No Cumulative Voting Rights	✓	Annual Say-on-Pay Vote
✓	No Poison Pill	✓	Anti-Hedging and Pledging Policies
✓	Special Meeting Threshold of 10% (25% if related to a business combination)	✓	Director & Executive Officer Stock Ownership Guidelines
✓	No Exclusive Forum/Venue or Fee-shifting Provisions	✓	Clawback Provisions on both Cash and Equity Awards

More information on our Corporate Governance policies and practices can be found in the Corporate Governance at Best Buy section of this proxy statement.

Corporate Social Responsibility & Sustainability
Our Board, with oversight by the Nominating, Corporate Governance and Public Policy Committee, is integrally involved in the Company’s corporate social responsibility and sustainability initiatives. We believe that these initiatives are foundational to our purpose of enriching people’s lives through technology, and as such, we are making investments in employee engagement, supply chain, the environment and our communities to accomplish our goal of delivering value to our shareholders and society as a whole.
Additional information regarding our purpose and programs relating to our corporate social responsibility and sustainability efforts can be found in the Corporate Governance at Best Buy — Corporate Social Responsibility & Sustainability section of this proxy statement.
Overview of Director Nominees

The following individuals are standing for election to our Board. In compliance with our director retirement policy within our Corporate Governance Principles, Mr. Vittecoq is not standing for re-election at the Meeting. The Board recognizes his years of service and valuable contributions to the Board during his tenure. Additional information about our nominees can be found in Item of Business No. 1 — Election of Directors.

Name	Age	Director Since	Position/Company	Independence	Current Committees	Other For-Profit Directorships (*Public Company)
Lisa M. Caputo	54	2009	Executive Vice President, Chief Marketing & Communications Officer The Travelers Companies, Inc.	✓	Compensation & Human Resources Nominating, Corporate Governance & Public Policy	—
J. Patrick Doyle	54	2014	President & CEO Domino’s Pizza, Inc.	✓	Compensation & Human Resources Finance & Investment Policy	Domino’s Pizza, Inc.*
Russell P. Fradin	62	2013	Operating Partner Clayton, Dubilier & Rice	✓	Compensation & Human Resources (Chair)	Capco Hamilton Insurance Tranzact
Kathy J. Higgins Victor	61	1999	President & Founder Centera Corporation	✓	Compensation & Human Resources Nominating, Corporate Governance & Public Policy (Chair)	—
Hubert Joly	58	2012	Chairman & CEO Best Buy Co., Inc.	—	None	Ralph Lauren Corporation*
David W. Kenny	56	2013	Senior Vice President, IBM Watson & IBM Cloud IBM Corporation	✓	Finance & Investment Policy Nominating, Corporate Governance & Public Policy	—
Karen A. McLoughlin	53	2015	Chief Financial Officer Cognizant Technology Solutions Corp.	✓	Audit Finance & Investment Policy	—
Thomas L. Millner	64	2014	CEO (Retired) Cabela's Inc.	✓	Audit (Chair) Nominating, Corporate Governance & Public Policy	Total Wine & More
Claudia F. Munce	58	2016	Venture Advisor New Enterprise Associates	✓	Audit Finance & Investment Policy	Bank of the West CoreLogic*
Richelle P. Parham	50	2018	General Partner, Camden Partners Holdings, LLC	✓	To be determined	E.L.F.* Laboratory Corporation* Ranir

Our director nominees bring a highly relevant range of backgrounds, experience and expertise necessary to our strategy. Our director nominees represent the following composition characteristics, among others:

Overview of Executive Compensation

We utilize a pay-for-performance compensation structure with stable compensation practices and a strong focus on performance outcomes. Our shareholders have an annual opportunity to share their opinion of our compensation practices through a non-binding advisory "Say on Pay" vote. For more information, see the Item of Business No. 3 — Advisory Vote to Approve Named Executive Officer Compensation and the Executive and Director Compensation — Compensation Discussion and Analysis sections in this proxy statement.

Fiscal 2018 Named Executive Officer Compensation Overview

The compensation of our Named Executive Officers ("NEOs") in fiscal 2018 included the following ongoing elements:

Stock Awards
	Base Salary	Short-Term Incentive Plan Payout	Stock Option Awards (CEO only)	Performance-Conditioned Time-Based Stock Awards	Performance Share Awards
Performance Period	Ongoing	Annual	Vest over 3 years, with a 10-year term	Vest over 3 years, contingent upon achievement of performance objectives	3 year cliff vesting
Performance / Value Metrics	N/A	Compensable Enterprise Operating Income, Enterprise Comparable Sales, Best Buy 2020 Priorities	Stock price appreciation	Adjusted Net Earnings & Stock price appreciation	Total Shareholder Return ("TSR") (50%) & Enterprise Revenue (50%)

The table below summarizes the total compensation earned by our NEOs during fiscal 2018. Please review the Compensation of Executive Officers — Summary Compensation Table section for more details.

Name and Principal Position	Base Salary	Stock Awards(1)	Stock Option Awards(1)	Short-Term Incentive Plan Payout	All Other Compensation	Total
Hubert Joly Chairman and Chief Executive Officer	$1,286,058	$8,644,644	$2,198,462	$4,602,983	$28,307	$16,760,454
Corie S. Barry Chief Financial Officer	$764,423	$2,008,397	$—	$2,057,625	$8,203	$4,838,648
Shari L. Ballard President, Multi-Channel Retail	$859,616	$3,012,512	$—	$2,309,113	$24,367	$6,205,608
R. Michael Mohan Chief Merchandising and Marketing Officer	$866,346	$3,012,512	$—	$2,331,975	$22,907	$6,233,740
Keith J. Nelsen General Counsel and Secretary	$697,885	$1,656,905	$—	$1,249,817	$22,507	$3,627,114

(1)
Represents the grant date fair value of one or more awards as measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("ASC Topic 718"). The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018. The grant date fair value for any award subject to performance conditions is the value at the grant date of the probable outcome of the award.

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423
_______________________________________________________________________________

PROXY STATEMENT
_______________________________________________________________________________

REGULAR MEETING OF SHAREHOLDERS — JUNE 12, 2018

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Best Buy Co., Inc. ("Best Buy," "we," "us," "our" or the "Company") to be voted at our 2018 Regular Meeting of Shareholders (the "Meeting") to be held virtually on Tuesday, June 12, 2018, at 9:00 a.m., Central Time, at www.virtualshareholdermeeting.com/BBY2018 or at any postponement or adjournment of the Meeting. On, or about May 2, 2018, we mailed our proxy materials, including the proxy statement, our Annual Report and form of proxy or the Notice of Internet Availability.

Background

What is the purpose of the Meeting?

At the Meeting, shareholders will vote on the items of business outlined in the Notice of 2018 Regular Meeting of Shareholders ("Meeting Notice") included as the cover page to this proxy statement. In addition, management will provide a brief update on our business and respond to questions from shareholders.

Why did I receive this proxy statement and a proxy card or the Notice of Internet Availability?

You received this proxy statement and a proxy card or the Notice of Internet Availability because you owned shares of Best Buy common stock as of April 16, 2018, the record date for the Meeting and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items of business that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

How can I attend the Meeting?

You can attend the meeting online by logging on to www.virtualshareholdermeeting.com/BBY2018 and following the instructions provided on your proxy or notice card.

Who may vote?

In order to vote at the Meeting, you must have been a shareholder of record of Best Buy as of April 16, 2018, which is the record date for the Meeting. If your shares are held in "street name" (that is, through a bank, broker or other nominee), you will receive instructions from the bank, broker or nominee that you must follow in order for your shares to be voted as you choose.

When is the record date?

The Board has established April 16, 2018, as the record date for the Meeting.

How many shares of Best Buy common stock are outstanding?

As of the record date, there were 281,904,278 shares of Best Buy common stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedures

On what items of business am I voting?

1.	The election of the ten directors listed herein for a term of one year expiring in 2019;

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019;

3.	The non-binding advisory vote to approve our named executive officer compensation; and

4.	Such other business as may properly come before the Meeting.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” the election of directors as set forth in this proxy statement;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019; and

•	“FOR” the non-binding advisory vote to approve our named executive officer compensation.

If you are a record holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted as indicated above.

How do I vote?

If you are a shareholder of record (that is, if your shares are owned in your name and not in "street name"), you may vote:

:    Via the internet at www.proxyvote.com;

)    By telephone (within the U.S. or Canada) toll-free at 1-800-690-6903;

.    By mail, by signing and returning the enclosed proxy card if you have received paper materials; or

?    By attending the virtual Meeting and voting online at www.virtualshareholdermeeting.com/BBY2018.

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the voting instructions provided by your broker, bank or other nominee.

If you wish to vote by telephone or via the internet, you must do so before 11:59 p.m., Eastern Time, on Monday, June 11, 2018. After that time, telephone and internet voting on www.proxyvote.com will not be permitted and any shareholder of record wishing to vote thereafter must vote online during the Meeting. Shareholders of record will be verified online by way of the personal identification number included on your proxy or notice card. Voting by a shareholder during the Meeting will replace any previous votes submitted by proxy.

We have made all proxy materials available via the internet. However, you may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions contained in the Notice of Internet Availability that we have mailed to most shareholders. We encourage you to take advantage of the option to vote your shares electronically through the internet or by telephone. Doing so will result in cost savings for the Company.

How are my voting instructions carried out?

When you vote via proxy, you appoint the Chairman of the Board, Hubert Joly and the Secretary of the Company, Keith J. Nelsen (collectively, the "Proxy Agents"), as your representatives to vote at the Meeting. The Proxy Agents will vote your shares at the Meeting, or at any postponement or adjournment of the Meeting, as you have instructed them on the proxy card. If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote your shares in accordance with the Board's recommendations as disclosed in this proxy statement. If you submit a proxy, your shares will be voted regardless of whether you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via proxy in advance of the Meeting in case your plans change.

If an item properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting, the Proxy Agents will vote the shares subject to your proxy in their discretion. Discretionary authority for them to do so is contained in the proxy.

How many votes do I have?

You have one vote for each share you own, and you can vote those shares for each item of business to be addressed at the Meeting.

How many shares must be present to hold a valid Meeting?

For us to hold a valid Meeting, we must have a quorum. In order to have a quorum, a majority of the outstanding shares of our common stock that are entitled to vote need to be present or represented by proxy at the Meeting. Your shares will be counted as present at the Meeting if you:

•	Vote prior to the Meeting via the internet or by telephone;

•	Properly submit a proxy card (even if you do not provide voting instructions); or

•	Vote while attending the Meeting online.

Broker non-votes, as defined below, will be included in determining the presence of a quorum at the Meeting so long as there is at least one routine matter which the broker, bank or other nominee can vote on, as is the case with the Meeting. In addition, abstentions on any matter are included in determining the presence of a quorum.

How many votes are required to approve an item of business and what are the effects of abstentions and broker non-votes on the voting results?

Pursuant to our Amended and Restated Articles of Incorporation ("Articles") and our Amended and Restated By-laws ("By-laws"), each item of business to be voted on by the shareholders at the Meeting, with the exception of Item 1, requires the affirmative vote of the holders of a majority of the voting power of the shares of Best Buy common stock present at a meeting and entitled to vote. Item 1, the election of directors, requires the affirmative vote of a majority of votes cast with respect to the director.

Under the rules of the New York Stock Exchange (“NYSE”), if you are a beneficial owner of shares and you do not provide voting instructions to your broker, bank or nominee, that firm has discretion to vote your shares for certain routine matters. Item 2, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, is considered a routine matter under NYSE rules. However, your broker, bank or nominee does not have discretion to vote your shares for non-routine matters. Items 1 and 3, the election of directors and the advisory vote related to named executive officer compensation, respectively, are not considered routine matters under NYSE rules.

When a broker, bank or nominee votes a beneficial owner's shares on certain but not all of the proposals, because it is unable to vote due to the beneficial owner's failure to provide voting instructions on a matter as to which the broker, bank or nominee has no discretion to vote otherwise, the missing votes are referred to as “broker non-votes.”

Abstentions will have the same effect as votes against Items 2 and 3 described in this proxy statement, but will have no effect on Item 1. Broker non-votes will have no effect on Items 1 and 3.

What if I change my mind after I vote via proxy?

If you are a shareholder of record, you may revoke your proxy at any time before your shares are voted by:

•	Submitting a later-dated proxy prior to the Meeting (by mail, internet or telephone);

•	Voting online during the Meeting (attendance will not, by itself, revoke a proxy); or

•	Providing written notice of revocation to Best Buy's Secretary at our principal office at any time before your shares are voted.

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Who will count the vote?

Representatives of Broadridge will tabulate the vote and act as the inspector of elections.

Where can I find the voting results of the Meeting?

We plan to publish the final voting results in a Current Report on Form 8-K ("Form 8-K") filed within four business days of the Meeting. If final voting results are not available within the four business day timeframe, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing final voting results.

Proxy Solicitation

How are proxies solicited?

We expect to solicit proxies primarily by internet and mail, but our directors, officers, other employees and agents may also solicit proxies in person, by telephone, through electronic communication and by facsimile transmission. We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward the Notice of Internet Availability and, as applicable, the proxy materials and Annual Reports themselves, to the beneficial owners of our common stock. Our directors and employees do not receive additional compensation for soliciting shareholder proxies. We have retained Georgeson Inc. as our proxy solicitor for a fee estimated to be $15,000, plus reimbursement of out-of-pocket expenses.

Who will pay for the cost of soliciting proxies?

We pay all of the costs of preparing, printing and distributing our proxy materials. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the NYSE schedule of charges in connection with proxy solicitations.

How can multiple shareholders sharing the same address request to receive only one set of proxy materials and other investor communications?

You may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as "householding," is designed to reduce our paper use and printing and postage costs. To make the election, please indicate on your proxy card under "Householding Election" your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent or request separate copies of our proxy materials by notifying our Investor Relations Department in writing at 7601 Penn Avenue South, Richfield, MN, 55423, or by telephone at 612-291-6147. We will start sending you individual copies of proxy materials and other investor communications following receipt of your revocation.

Can I receive the proxy materials electronically?

Yes. All shareholders may access our proxy materials electronically via the internet. We encourage our shareholders to access our proxy materials via the internet because it reduces the expenses for, and the environmental impact of, our shareholder meetings. You may opt to receive paper copies of proxy materials, including our Annual Report, proxy statement and proxy card at no cost to you, by following the instructions on your Notice of Internet Availability.

An electronic version of this proxy statement is posted on our website at www.investors.bestbuy.com.

Additional Information

Where can I find additional information about Best Buy?

Our reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about Best Buy. You can find these reports and additional information about us on our website at www.investors.bestbuy.com.

CORPORATE GOVERNANCE AT BEST BUY

Our Board is elected by our shareholders to oversee our business and affairs. This oversight includes:

•	Reviewing and approving major strategic, financial and operating decisions, and other significant actions;

•	Selecting and evaluating the performance of our CEO (this duty is performed by the independent directors, with the Chairman and CEO recused from the discussion);

•	Overseeing the assessment of our business risks to evaluate whether our business is being properly managed;

•	Overseeing the processes for maintaining the integrity of our financial statements and other public disclosures and complying with legal and ethical standards; and

•	Planning for CEO succession and monitoring management's succession planning for other senior executives.

Members of the Board monitor and evaluate our business performance through regular communication with management and by attending Board and committee meetings.

Our Board is committed to developing and implementing corporate governance principles that: (1) enable the success of our strategy and business objectives; (2) are rooted in a robust ongoing dialogue with our shareholders; and (3) are inspired by best practices. Consistent with this approach, we continue to build upon a strong framework of corporate governance practices. Shareholder perspectives play an important role in that process. Some key points regarding our Board and governance structure and practices are as follows:

Board Leadership & Composition
●	Our Board is led by our Chairman and CEO. Per our Corporate Governance Principles, our Lead Independent Director ensures independent oversight of management whenever our Chairman is not independent.
●	All of our directors, other than the CEO, are independent.
●	Our Board places an emphasis on diverse representation among its members. Five of our ten director nominees are women.
●	The average tenure of our director nominees is 5.7 years, with a balance of new perspectives and historical knowledge.
●	All Committees are comprised exclusively of independent directors.
●
Our directors are required to retire at the expiration of their term upon reaching the age of 72 and must tender their resignation for consideration five years after ceasing the principal career they held when they joined our Board and when their principal employment, public company board membership or other material affiliation changes.

Board Accountability
●
We conduct a robust annual Board, individual director and CEO evaluation process, and periodically engage an independent third party to provide independent assessments of Board and director performance.

●	None of our directors are involved in a material related party transaction.
●	Our directors and officers are prohibited from hedging and pledging Company securities.
●	Our directors and executive officers are required to comply with stock ownership guidelines.
●	Our Board has adopted Corporate Governance Principles as part of its commitment to good governance practices. These principles are available on our website at www.investors.bestbuy.com.
Shareholder Rights & Engagement
●	We have no shareholder rights plan (commonly known as a "Poison Pill").
●	We have no cumulative voting rights and our only class of voting shares is our common stock.
●	A shareholder(s) must own 10% of the voting shares of our stock to call a special meeting, or 25% if the special meeting relates to a business combination or change in our Board composition.
●	We regularly engage with shareholders to solicit feedback, address questions and concerns and provide perspective on Company policies and practices.

In this section of our proxy statement, we provide detail on specific aspects of our Corporate Governance program, policies and practices, as well as additional information on the operations and composition of our Board.

Board Leadership

Our Board is led by our Chairman and CEO, Mr. Joly, as well as by our Lead Independent Director, Mr. Fradin. Our Lead Independent Director role complements the role of the Chairman by providing effective, independent leadership on the Board through his clearly defined authority. Additional leadership roles continue to be filled by other directors, all of whom are independent and play an active role in our strategic planning, risk oversight and governance. We believe this leadership structure is ideally suited to this stage of our Company's strategy. The Board leadership duties and responsibilities are outlined below and in our Corporate Governance Principles, which are also posted online at www.investors.bestbuy.com.

Our Chairman is responsible for:

●	Setting the agenda for Board meetings (in partnership with the Lead Independent Director) and presiding over and leading discussion at meetings of the full Board;
●	Presiding over the Company's regular meeting of shareholders;
●	Setting the Board meeting calendar and general Board oversight;
●	Building the Company's strategy with the Board and carrying it out with management;
●	Ensuring the Board has sufficient oversight of the Company's risks;
●	Speaking on behalf of the Company to both internal and external stakeholders, as appropriate; and
●	Serving as the Board's liaison to management.

In turn, our Lead Independent Director performs the following duties:

●	Partners with the Chairman to set the Board meeting agenda;
●	Presides at all Board meetings at which the Chairman is not present;
●	Presides at executive sessions of independent directors (which take place at each regular Board meeting);
●	Calls additional meetings of the independent directors, as appropriate;
●	Serves as a stakeholder liaison on behalf of the independent directors by being available for direct consultation and communication with interested parties, as appropriate;
●	Is available for ongoing counsel to the Chairman regarding key items of business and overall Board functions; and
●	Performs such other duties as may be requested from time to time by the Board as a whole, the independent directors and the Chairman.

Both our Chairman and our Lead Independent Director perform such other functions and responsibilities as set forth in the Corporate Governance Principles or as requested by the Board from time to time.

Our Lead Independent Director is nominated by the Nominating, Corporate Governance and Public Policy Committee, and final selection is subject to ratification by the vote of a majority of the independent directors on the Board. The Lead Independent Director serves for an annual term beginning at the Board meeting following the first Regular Meeting of Shareholders at which directors are elected. Mr. Fradin was re-appointed to the Lead Independent Director role in June 2017.

Board Composition

The Board seeks a wide range of experience and expertise from a variety of industries and professional disciplines in its directors. The Board should be composed of individuals with independence, integrity, sound judgment, proven records of accomplishments and represent diverse genders, ethnicities, ages and geographic locations. In addition, the Board emphasizes independent voices and adding new perspectives to its membership. Ninety percent of our director nominees are independent, with an average tenure of 5.7 years. The Board carefully assesses and plans for the director skill sets, qualifications and diverse perspectives required to support the Company's long-term strategic goals, and for an orderly succession and transition of directors, as evidenced by the composition changes over the past five years. More information regarding our Director Qualification Standards and Director Nomination Process can be found within Item 1 of this proxy statement.

Director Independence

Pursuant to our Corporate Governance Principles, the Board has established independence standards consistent with the requirements of the SEC and NYSE. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, each member of the Compensation and Human Resources Committee must meet a standard of “enhanced independence” such that the Board must consider the source of compensation of the director and whether the director is affiliated with us or one of our subsidiaries to determine whether there are any factors that would materially affect a director's ability to be independent, specifically in regards to their duties as a compensation committee member.

Our Director Independence Guidelines, consistent with the NYSE rules, generally provide that no director or director nominee may be deemed independent if the director or director nominee:

— has in the past three years:

•
received (or whose immediate family member has received as a result of service as an executive officer) more than $120,000 during any 12-month period in direct compensation from Best Buy, other than director and committee fees and certain pension payments and other deferred compensation;

•	been an employee of Best Buy;

•	had an immediate family member who was an executive officer of Best Buy;

•
personally worked on (or whose immediate family member has personally worked on) our audit as a partner or an employee of our internal or external auditors or independent registered public accounting firm; or

•	been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee at that time included a present executive officer of Best Buy; or

— is:

•
a partner or employee of our independent registered public accounting firm, or a director whose immediate family member is a partner of such firm or is employed by such firm and personally works on our audit; or

•
an employee (or has an immediate family member who is an executive officer) of another company that has made payments to Best Buy, or received payments from Best Buy, for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director who served during any part of fiscal 2018 and each director nominee is independent, with the exception of Mr. Joly, our Chairman and CEO. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, family and other relationships and on discussions with our directors.

As part of its independence analysis, the Board reviewed our relationships with companies with which our directors are affiliated. As part of that review, the Board considered our relationship with IBM Corp., a company affiliated with Mr. Kenny. Mr. Kenny, a director since September 2013, serves as Senior Vice President of IBM Watson and IBM Cloud, divisions of IBM Corp. Since 2000, IBM Corp. has provided us with information technology-related services. The amounts we have paid to IBM Corp. were less than 2% of the annual consolidated gross revenues of IBM for each of the past three fiscal years. In addition, Mr. Kenny did not influence or participate in negotiating our agreements with IBM. The Board determined that the Company's relationship with IBM Corp. was not material and did not impair Mr. Kenny's independence.

In addition, the Board also considered our relationship with Cognizant Technology Solutions Corp., which has provided us with information technology and business solution services since 2017. Ms. McLoughlin, a director since September 2015, serves as Chief Financial Officer of Cognizant. The amounts paid to Cognizant were less than 2% of Cognizant's annual consolidated gross revenues for the past two fiscal years. Ms. McLoughlin did not influence or participate in negotiating our agreements with Cognizant. The Board determined that the Company's relationship with Cognizant was not material and did not impair Ms. McLoughlin's independence.

Committees of the Board

The Board has the following four committees: the Audit Committee; the Compensation and Human Resources Committee (the "Compensation Committee"); the Finance and Investment Policy Committee; and the Nominating, Corporate Governance and

Public Policy Committee (the "Nominating Committee"). The charters for each committee are posted on our website at www.investors.bestbuy.com. The charters are reviewed annually and include information regarding each committee's composition, purpose and responsibilities.

The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating Committee are independent as defined under the SEC and NYSE rules, and all members of the Compensation Committee are "outside directors" for purposes of Internal Revenue Code section 162(m). The Board has also determined that, during fiscal 2018, three of the four members of the Audit Committee qualified as audit committee financial experts under SEC rules, and that each of the members of the Audit Committee has accounting and related financial management expertise in accordance with the NYSE listing standards.

The key responsibilities, fiscal 2018 membership and number of meetings held in fiscal 2018 for each committee are set forth below:

Committee	Key Responsibilities		Fiscal 2018 Members	Number of Meetings held in Fiscal 2018
Audit	●	Assists the Board in its oversight of:	Thomas L. Millner*†	9
		● the integrity of our financial statements and financial reporting processes;	Karen A. McLoughlin†
● our internal accounting systems and financial and operational controls;
		● the qualifications and independence of our independent registered public accounting firm;	Claudia F. Munce
		● the performance of our internal audit function and our independent registered public accounting firm; and	Gerard R. Vittecoq†#
●
our legal compliance and ethics programs, including our legal, regulatory and risk oversight requirements, and the major risks facing the Company (including risks related to finance, operations, privacy and cyber-security), related party transactions and our Code of Business Ethics.

	●	Is responsible for the preparation of a report as required by the SEC to be included in this proxy statement.
Compensation & Human Resources	●	Determines executive officer compensation and executive officer and director compensation philosophies, evaluates the performance of our CEO, approves CEO and executive officer compensation, and oversees preparation of a report as required by the SEC to be included in this proxy statement.	Russell P. Fradin*	5
Lisa M. Caputo
	●	Reviews and recommends director compensation for Board approval.	J. Patrick Doyle
	●	Is responsible for succession planning and compensation-related risk oversight.	Kathy J. Higgins Victor
	●	Approves and oversees the development and evaluation of equity-based and other incentive compensation and certain other employee benefit plans.
Finance & Investment Policy	●	Provides oversight of, and advises the Board regarding, our financial policies and financial condition to help enable us to achieve our long-range goals.	Gerard R. Vittecoq*#	5
●
Oversees, evaluates and monitors the: (i) protection and safety of our cash and investments; (ii) achievement of reasonable returns on financial assets within acceptable risk tolerance; (iii) maintenance of adequate liquidity to support our activities; (iv) assessment of the cost and availability of capital; and (v) alignment of our strategic goals and financial resources.
J. Patrick Doyle
David W. Kenny
Karen A. McLoughlin
	●	Is responsible for approving certain significant contractual obligations.	Claudia F. Munce
Nominating, Corporate Governance & Public Policy	●	Identifies and recommends director nominees, reviews and recommends corporate governance principles to the Board, and oversees the evaluation of the performance of the Board and its committees.	Kathy J. Higgins Victor*	4
	●	Assists the Board with general corporate governance, including Board organization, membership, training and evaluation.	Lisa M. Caputo
	●	Oversees public policy and corporate responsibility and sustainability matters that affect us.	David W. Kenny
Thomas L. Millner

*	Chair

†	Designated as an "audit committee financial expert"

#	Mr. Vittecoq is not standing for re-election at the Meeting.

Board Risk Oversight

Our Board is responsible for oversight of enterprise risk. The Board considers enterprise risk factors as critical in its review of business strategy and performance and ensures that there is an appropriate balance of risk and opportunity.

The Board approaches its risk oversight responsibilities by reviewing management’s assessment of enterprise risks and ensuring appropriate Board oversight of ongoing efforts to address those risks. Management is responsible for the day-to-day risk management processes, including assessing and taking actions necessary to manage risk incurred in connection with the operation of our business. Management also reviews significant enterprise risks and our general risk management strategy with the Board as follows:

•
Key strategic risk factors, such as the competitive environment, strategic prioritization, and global brand issues, are considered by the full Board as part of the Board’s overall review of the Company’s strategy and strategic plans.

•
Risks associated with our financial reporting processes, legal and regulatory compliance, data privacy and security (including cyber-security) and other operational matters are reviewed by our Audit Committee.

•	Risks associated with our compensation plans, benefits and management succession are reviewed by our Compensation Committee.

•	Risks associated with our investment portfolio, capital markets and liquidity are reviewed by our Finance and Investment Policy Committee.

•	Risks associated with our Board processes, corporate governance, public policy and social responsibility are reviewed by our Nominating Committee.

Risks reviewed by Board committees are escalated to the full Board as necessary.

The Audit Committee also oversees management's processes to identify and quantify the material risks that we face. During fiscal 2018, the Board reorganized the Company's risk and compliance structure to enable the Chief Risk and Compliance Officer to act as a direct liaison to the Audit Committee on the Company's material risk oversight processes and procedures. In connection with its risk oversight role, the Audit Committee meets privately with representatives of our independent registered public accounting firm, the Chief Risk and Compliance Officer, our internal audit staff and our legal staff. Our internal audit staff, which reports directly to the Audit Committee at least quarterly, assist management in identifying, evaluating and implementing risk management controls and procedures to address identified risks.

Compensation Risk Assessment

In connection with their oversight of compensation-related risks, Compensation Committee members annually review the most important enterprise risks to ensure that compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on us. As in past years, the review process in fiscal 2018 identified our existing risk management framework and the key business risks that may materially affect us, reviewed all compensation plans and identified those plans that are most likely to impact these risks or introduce new risks, and balanced these risks against our existing processes and compensation program safeguards. The review process also took into account mitigating features contained within our compensation plan design, which includes elements such as: metric-based pay, time-matching performance periods, payment for outputs, goal diversification, stock ownership guidelines, payment caps, and our clawback policy.

The Compensation Committee also considered additional controls outside of compensation plan design which contribute to risk mitigation, including the independence of our performance measurement teams and our internal control environment.

Based upon the process we employed, the Compensation Committee determined that our compensation programs do not encourage risk-taking that is reasonably likely to result in a material adverse effect on the Company.

Board Meetings and Attendance

During fiscal 2018, the Board held four regular meetings. Each incumbent director attended, in person or by telephone, at least 75 percent of the meetings of both the Board and committees on which he or she served, and the average attendance of all directors was 98 percent. Directors are required to attend our Regular Meetings of Shareholders, and all of our director nominees that were then directors attended the 2017 Meeting.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, the Board has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting. During fiscal 2018, our Lead Independent Director, Mr. Fradin, chaired the executive sessions of independent directors in accordance with our Corporate Governance Principles and consistent with NYSE rules regarding executive sessions.

Board Evaluation Process
Our Nominating Committee oversees the Board's composition, effectiveness, accountability and evaluation of the performance of the Board, its committees and individual directors. On an annual basis, members of the Board complete a questionnaire evaluating the performance of the Board as a whole, each member’s respective committee and the performance of the Chairman and Lead Independent Director. Directors are asked about roles and responsibilities, as well as more general performance-related questions. The Nominating Committee reviews the results of these questionnaires and determines whether the results warrant any action. The results and any proposed actions are then shared with the full Board for further discussion and approval of final action plans.

In addition, the Chair of our Nominating Committee, the Board Chairman and the Lead Independent Director review each individual director’s contributions to the Board during the past year and his or her performance against the director qualification standards and Board needs. The Nominating Committee also annually reviews the skills and qualifications of each Board member and the strategic goals of the Company to determine whether the skill sets of the individual directors on the Board continue to support the Company's long-term strategic goals. This process is utilized by the Nominating Committee to assess whether a director should continue to serve on the Board and stand for re-election at the next Regular Meeting of Shareholders and to otherwise address Board composition needs.

In addition to the process described above, the Nominating Committee engaged an independent third-party consultant in 2016 to conduct individual interviews with each director and certain senior executives and perform a comprehensive analysis of the Board's overall effectiveness. The Committee anticipates utilizing this approach periodically to obtain independent assessments of the Board's performance.

CEO Evaluation Process

Our Compensation Committee conducts a robust annual CEO evaluation process, consisting of both a performance review and a compensation analysis. The performance evaluation component includes an assessment of the Company's performance in light of set objectives, personal interviews with the individual Board members and the CEO's direct reports, 360 feedback evaluations provided by over 30 individuals who interact with the CEO, and a detailed CEO self-assessment. Separately, the Company's Human Resources consultant conducts extensive market research. CEO compensation market data is collected from Fortune 100 companies, the retail industry generally, and our peer group to ensure both market competitiveness and appropriateness of our CEO's compensation relative to his peers. The Compensation Committee's independent consultant reviews the market data and provides its recommendations to the Compensation Committee. Once all of the relevant performance and compensation data has been collected, the Compensation Committee meets in executive session to discuss the CEO performance evaluation results and CEO compensation. After reviewing all of the collected data regarding performance, the Compensation Committee makes its decision regarding CEO compensation for the forthcoming year. The Compensation Committee then provides its final assessment on CEO performance and decision regarding CEO compensation to the Board for discussion during executive session. Our Chairman and CEO abstains from participating in all related discussions of the Compensation Committee and Board prior to delivery of the final assessment.

Director Orientation and Continuing Education

Our Nominating Committee oversees the orientation and continuing education of our directors. Director orientation familiarizes directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs, policies, principal officers, internal auditors and our independent registered public accounting firm. The orientation also addresses Board procedures, director responsibilities, our Corporate Governance Principles and our Board committee charters.

We also offer continuing education programs and provide opportunities to attend commercial director education seminars outside of the Company to assist our directors in maintaining their expertise in areas related to the work of the Board and the directors' committee assignments.

In fiscal 2018, the Board conducted its annual continuing education seminar for the full Board in June 2017, focusing on retail operations. The Board visited local stores and met with retail employees and territory leadership to understand specific local issues and discuss management's long-term plan for growing the Company.

Anti-Hedging and Anti-Pledging Policies

Our executive officers and Board members are prohibited from pledging Company securities as collateral for a loan or from holding Company securities in a margin account. In addition, all employees and Board members are prohibited from hedging Company securities, including by way of forward contracts, equity swaps, collars, exchange funds or otherwise.

Director Stock Ownership

Historically, our stock ownership guidelines have required each of our non-management directors to own 10,000 shares and to hold 50 percent of their granted equity until that ownership target is met. In fiscal 2014, we began granting directors restricted stock units subject to a holding requirement. Directors must hold these units during their Board tenure until their service on the Board ends. In fiscal 2018, all of our non-management directors were in compliance with the ownership guidelines. Our stock ownership guidelines for executive officers are discussed in the Executive and Director Compensation — Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation section.

Shareholder Engagement

A key part of our corporate governance program is our annual shareholder engagement process. We regularly engage with our shareholders on a variety of topics throughout the year to ensure we are addressing their questions and concerns, to seek input and to provide perspective on Company policies and practices. Our typical engagement follows a seasonal cycle, as outlined below.

Spring	è			Summer
Follow-up engagement with proxy advisory firms and our largest shareholders to address issues in our proxy statement in advance of the annual meeting.				Review feedback received from shareholders at our annual meeting and current trends in governance.

	é		ê

Winter				Fall
Review shareholder feedback from fall engagement with the Board and integrate feedback in governance practices and proxy disclosure.
Primary engagement season with focus on our top 20 shareholders and proxy advisory firms through both in-person and telephonic conversations. Company participants include representatives from Legal, Investor Relations and Human Resources - Rewards.

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We have taken several actions in recent years in consideration of shareholder feedback elicited during this process, including: declassification of our Board, the determination to hold the advisory vote on our executive compensation on an annual basis, adjustments to the director appointments on our Board committees, and the development of our corporate social responsibility program and reporting. We also continue to facilitate direct shareholder communication with management and members of our Board and the ability to easily access and obtain information regarding our Company on our website at www.investors.bestbuy.com. Please see the Executive and Director Compensation — Introduction section for more information regarding actions taken as a result of shareholder feedback received regarding our prior year's executive compensation decisions.

Corporate Social Responsibility & Sustainability

We take our role in corporate social responsibility and sustainability matters very seriously. We believe businesses exist not only to deliver value to shareholders, but also to deliver value to society. We are keen to manage for the long-term by building and investing in programs that will support a lasting institution with a competitive advantage.

Here are a number of ways that we reflect this approach in the management of the Company’s corporate social responsibility and sustainability initiatives, under the supervision of the Nominating Committee:
Company Strategy. We have anchored our strategy around a clear purpose of enriching people’s lives through technology. We also have a clear set of values, as reflected in our Code of Business Ethics. We think that having our employees focused on our purpose and a clear set of values is a key driver of both performance and sustainability.
Employee Engagement & Diversity. We invest in the long-term development and engagement of our employees by aspiring to have an increasingly diverse workforce and inclusive environment, robust training and development programs and a culture where our people can thrive. We received a perfect score of 100 in the Human Rights Campaign Foundation’s Corporate Equality Index for the thirteenth year. We also ranked tenth in the world for employee training and development by Training Magazine.
Supply Chain. We partner with our private label suppliers to ensure they meet our expectations for safe workplaces where workers are treated fairly. We perform audits, led by either us directly or third parties, to identify any gaps in factory performance and the industry standard code of conduct established by the Responsible Business Alliance. We also provide supplier training and assist in program development to support best practices in relation to conflict minerals, customs and trade anti-terrorism measures and factory labor conditions.
Environment. We are committed to positively reducing our impact on the environment. We are committed to managing our impact on the environment and are proud of our efforts to lower our carbon footprint, reducing it by 60 percent by 2020. We also operate the most comprehensive e-waste recycling service in the U.S. and have collected more than 1.5 billion pounds of e-waste for recycling since 2009. We are committed to providing an assortment of sustainable technology, including ENERGY STAR®certified products, and have helped customers realize $707 million in utility savings since 2009.
Community. In 2017, we set a goal to help prepare one million underserved teens for tech-reliant jobs each year by 2020. This will be accomplished through operation of fifteen Best Buy Teen Tech Centers (year-round after school programs), with plans to expand to 63 centers by 2020; career mentoring and internship opportunities through our Career Pathways Program; hosted Geek Squad Academy events (free, interactive technology camps) across the country; over 100,000 employee volunteer hours each year; and a contribution of $20 million to our Best Buy Foundation specifically in support of these initiatives.
Our Code of Business Ethics and additional information regarding these initiatives and our progress towards them can be found in our annual Corporate Responsibility and Sustainability report, available at www.investors.bestbuy.com, and at https://corporate.bestbuy.com under "Sustainability."
Public Policy

As a leading global retailer and corporate citizen, we believe that it is important to work with policymakers on issues impacting our customers, employees, businesses, shareholders and communities. We know that collaboration helps bring about change that better serves the communities where we live and work. In fiscal 2018, our public policy priorities included: corporate tax reform; marketplace fairness; competitive workplace; financial services; cybersecurity; data privacy and the internet of things; supply chain and infrastructure; energy and environment; and emerging technologies and innovation. More information about these priorities, as well as our annual political activity reports and related policies, can be found at https://corporate.bestbuy.com under "Government Affairs."

Communications with the Board

Shareholders and interested parties who wish to contact the Board, any individual director, or the independent directors as a group, are welcome to do so in writing, addressed to such person(s) in care of:

Mr. Keith J. Nelsen
General Counsel and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Mr. Nelsen will forward all written shareholder correspondence to the appropriate director(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Mr. Nelsen may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within the Company for review and possible response. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Nominating Committee. Comments or questions regarding executive compensation will be referred to the Compensation Committee.

Corporate Governance Website

If you would like additional information about our corporate governance practices, you may view the following documents at www.investors.bestbuy.com in the Corporate Governance section.

•	Amended and Restated Articles of Incorporation

•	Amended and Restated By-laws

•	Corporate Governance Principles

•	Audit Committee Charter

•	Compensation and Human Resources Committee Charter

•	Finance and Investment Policy Committee Charter

•	Nominating, Corporate Governance and Public Policy Committee Charter

•	Code of Business Ethics

•	Best Buy Co., Inc. Amended & Restated 2014 Omnibus Incentive Plan

•	Policy for Shareholder Nomination of Candidates to Become Directors of the Company

•	Process for Communication with the Board

ITEM OF BUSINESS NO. 1 — ELECTION OF DIRECTORS

General Information

Our By-laws provide that our Board consist of one or more directors and that the number of directors may be increased or decreased from time to time by the affirmative vote of a majority of the directors serving at the time that the action is taken. The number of directors on our Board is reviewed and set by our Board no less often than annually. In March 2018, the Board set the number of directors at eleven, based on the number of directors currently serving, with the number to adjust to reflect the number of directors standing for re-election at the Meeting. The Board will continue to evaluate the size of the Board and make adjustments as needed to meet the current and future needs of the Company.

Director Nomination Process

The Nominating Committee is responsible for screening and recommending to the full Board director candidates for nomination. The Nominating Committee often engages a third-party search firm to assist in identifying appropriate candidates to consider as additions to our Board. When the Board is seeking to fill an open director position, the Nominating Committee will also consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed within this section of our proxy statement.

When the Board elects to add a director to the Board, the Nominating Committee will typically announce the search and post any additional search criteria on our website at www.investors.bestbuy.com. Candidates recommended by shareholders, if qualified, will be considered in the same manner as any other candidate.

The Nominating Committee will then evaluate the resumes of any qualified candidates recommended by search firms or shareholders, as well as by members of the Board. All candidates are evaluated based on the director qualification standards and the current and future needs of the Board.

Ms. Parham, who was appointed by the Board in March 2018, was recommended to the Nominating and Governance Committee by a third-party search firm as part of the Nominating Committee’s director search. After reviewing Ms. Parham’s qualifications, meeting with her several times and discussing her potential nomination, the Nominating Committee voted unanimously to recommend Ms. Parham to the Board, which unanimously approved the appointment.

Shareholder nominations must be accompanied by a candidate resume that addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our website. Nominations will be considered only if we are then seeking to fill an open director position. All nominations by shareholders should be submitted as follows:

Chair, Nominating, Corporate Governance and Public Policy Committee
c/o Mr. Keith J. Nelsen
General Counsel and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Director Qualification Standards

In seeking new board members, our objective is to identify and retain directors that can effectively develop the Company's strategy and oversee management's execution of that strategy. We only consider director candidates who embody the highest standards of personal and professional integrity and ethics and are committed to a culture of transparency and open communication at the Board level and throughout the Company. Successful candidates are dedicated to accountability and continuous improvement with a belief in innovation as a key business success factor. They are also actively engaged and have an innate intellectual curiosity and entrepreneurial spirit.

As part of its annual evaluation process for director nominees, the Nominating Committee considers other criteria, including the candidate's history of achievement and superior standards, ability to think strategically, willingness to share examples based upon experience, policy-making experience, and ability to articulate a point-of-view, take tough positions and constructively challenge management. Directors must also be committed to actively engaging in their Board roles, with sufficient time to carry out the duties of Board and Board committee membership. Finally, one or more of our directors must possess the education or experience required to qualify as an "audit committee financial expert" pursuant to SEC rules.

Our Corporate Governance Principles establish our policy of considering diversity in the director identification and nomination process. When considering Board candidates, the Nominating Committee seeks nominees with a broad range of experience from a variety of industries and professional disciplines, such as finance, professional services and technology, along with a diversity of gender, ethnicity, age and geographic location. The Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applied to all prospective nominees. When the Nominating Committee identifies an area of which the Board may benefit from greater representation, it may focus its candidate search on particular experience, background or diversity characteristics, including gender, ethnic and geographical attributes. The Board believes that diversity in the backgrounds and qualifications of Board members ensures the mix of experience, knowledge and abilities necessary for the Board to fulfill its responsibilities and leads to a more effective oversight and decision-making process.

The grid below summarizes the key qualifications and skills each of our director nominees possess that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography describes these qualifications and relevant experience in more detail.

Caputo	Doyle	Fradin	Higgins Victor	Joly	Kenny	McLoughlin	Millner	Munce	Parham
Academia / Education	✓	✓
Significant experience in roles at one or more academic institutions; helpful in bringing thought leadership to the development of our business strategy
Business Operations	✓	✓	✓	✓	✓	✓	✓
Experience in an operational role with one or more businesses; provides understanding to assess our business strategy and execution
Chief Executive Officer	✓	✓	✓	✓	✓
Past or current service as a chief executive in a for-profit company; provides an enhanced ability to support our CEO and develop our leadership team
Corporate Governance	✓	✓	✓
Experience in managing or advising on corporate governance matters for corporations; supports our objective to have corporate governance practices that reflect industry best practices
Customer Engagement / Marketing	✓	✓	✓	✓	✓	✓
Past or current service in, or oversight of, a senior marketing position; important in understanding the needs of our customers
Digital / E-commerce	✓	✓	✓	✓	✓	✓	✓
Overseeing part or all of a significant E-commerce business; relevant to the development of our multi-channel strategy
Finance	✓	✓	✓	✓	✓	✓
Having served as or overseen a senior financial officer; important to oversee and understand our financial statements, capital structure and internal controls
Government / Public Policy	✓
Having held one or more significant positions in local, state or federal government; valuable in assessing the impact of new regulations on our industry
Investments / Venture Capital	✓	✓	✓
Having held a significant position with an investment or venture capital firm; relevant to evaluating our growth, innovation and investment strategies
Professional Services	✓	✓	✓	✓
Experience in overseeing or managing a professional services business; important in understanding the needs of our services strategy
Retail / Consumer Services	✓	✓	✓	✓	✓	✓	✓
Experience at a major retailer or consumer services-oriented business; important in understanding our industry, business needs and strategic goals
Talent Management	✓	✓
Current or past experience managing or advising human resource functions; helpful to our efforts to attract, retain and motivate talent
Technology	✓	✓	✓	✓	✓
Having served in a senior technology role or a senior role in a technology company; important as we assess our technology needs and those of our customers

Director Nominees (Ages and Committee roles as of May 2, 2018)

The biographies of each of the nominees include information regarding the person's service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings during the last ten years, if any, and the key experiences, qualifications, attributes or skills that led the Nominating Committee and the Board to determine that the person should serve as a director.

There are no family relationships among the nominees or between any nominee and any director, executive officer or person chosen to become an executive officer. There are also no material proceedings to which any director, officer, affiliate of the Company, any 5 percent shareholder or any associate is a party adverse to the Company or its subsidiaries or has a material interest adverse to the Company or its subsidiaries.

Lisa M. Caputo
Age: 54	Committees:
Director Since: December 2009	● Compensation Committee
✓ Independent	● Nominating Committee
Other For-Profit Directorships (*Public Company):
None

Current Role:

•	Executive Vice President of Marketing, Communications and Customer Experience of The Travelers Companies, Inc., a property casualty insurer (2011-present)
Prior Roles:

•	Managing Director and Senior Banker of the Public Sector Group of the Institutional Clients Group of Citigroup, Inc., a financial services company (2010-2011);

•	Global Chief Marketing Officer and Executive Vice President of Citigroup, Inc. (2007-2010);

•	Chief Marketing and Community Relations Officer, Global Consumer Group, Citigroup, Inc. (2005-2007);

•	Founder, Chairman and Chief Executive Officer of Citi’s Women & Co., a membership service that provides financial education and services for women (2000-2011).
Education: Ms. Caputo holds degrees from Brown University and Northwestern University.
Key Qualifications & Experience:

•
Marketing Expertise - Ms. Caputo’s position as Executive Vice President of Marketing, Communications and Customer Experience of The Travelers Companies, Inc., makes her invaluable to Best Buy’s efforts to broaden its brand, rejuvenate the customer experience and transform its marketing and communications efforts to drive growth. In addition, her perspective gained from driving innovation efforts to explore partnership and investment opportunities at Travelers is helpful as we develop growth initiatives within the Company's Best Buy 2020 strategy. Ms. Caputo also spent 11 years at Citigroup, advising three CEOs on topics from marketing and communications to government affairs and community relations.

•
Social Responsibility Expertise - Ms. Caputo has an exceptional track record throughout her career of enhancing community and employee engagement, key components of the Company’s environmental, social and governance goals.

•
Corporate Governance Expertise - Ms. Caputo has also been a senior executive at Walt Disney Co. and CBS Corp., and she spent more than a decade in the public sector, serving as Deputy Assistant to President Bill Clinton and Press Secretary to First Lady Hillary Rodham Clinton. Her diverse public/private background lends an important voice to Board deliberations, particularly those that involve the Company’s government relations and communications efforts.

J. Patrick Doyle
Age: 54	Committees:
Director Since: October 2014	● Compensation Committee
• Independent	● Finance & Investment Policy Committee
Other For-Profit Directorships (*Public Company):
● Domino's Pizza, Inc.*

Current Role:

•	President and CEO of Domino's Pizza, Inc., the second-largest pizza restaurant chain in the world (2010-present)
Prior Roles:

•	President of Domino's Pizza (2007-present)

•	Executive Vice President of Team U.S.A. at Domino’s Pizza (2004-2007)

•	Executive Vice President of Domino’s Pizza International (1999-2004)
Education: Mr. Doyle holds degrees from The University of Chicago Booth School of Business and The University of Michigan.
Key Qualifications & Experience:

•
CEO Experience - Mr. Doyle has served as Chief Executive Officer of Domino’s Pizza, Inc., the second-largest pizza company in the world, since 2010. Prior to that, he held a variety of other senior leadership roles at Domino's.

•
Digital / E-Commerce Expertise - Under Mr. Doyle’s leadership, Domino’s has significantly enhanced its multichannel presence, with digital channels now accounting for 60 percent of U.S. orders. That expertise supports Best Buy’s goal of increasing its online market share.

•
Growth / Transformation Experience - Having led remarkable growth and transformation at Domino’s, Mr. Doyle’s experience and insights are valuable to the Board and senior management as Best Buy undertakes a similar effort. Under Mr. Doyle, Domino’s rebuilt its reputation among consumers and nearly doubled its global retail sales from $5.5 billion in 2008 to $10.9 billion in 2016.

Russell P. Fradin
Age: 62	Committees:
Director Since: April 2013	● Compensation Committee (Chair)
✓ Independent
Other For-Profit Directorships (*Public Company):
	● Capco	● Tranzact
● Hamilton Insurance
Lead Independent Director
Current Role:

•	Operating Partner at Clayton, Dubilier & Rice, a private investment firm (April 2016-present)
Prior Roles:

•
Chief Executive Officer, President and a Director of SunGard Data Systems, Inc., a leading software and technology services company now owned by Fidelity National Information Services, Inc. (2011-2015);

•	Chairman and Chief Executive Officer of AonHewitt, a global provider of human resources consulting and outsourcing solutions (2010-2011);

•	Chief Executive Officer of Hewitt Associates (2006-2010);

•	President and Chief Executive Officer of The BISYS Group, Inc., a provider of outsourcing solutions for the financial services sector (2004-2006).
Education: Mr. Fradin holds degrees from the Wharton School of the University of Pennsylvania and from Harvard University.
Key Qualifications & Experience:

•
Corporate Governance Expertise - Mr. Fradin brings experience as both a CEO and an executive board chair to his role as Best Buy’s Lead Independent Director. He has firsthand insight into the partnership between an engaged board and an effective, high-performing management team.

•
Business Operations / Services Expertise - As the former CEO of Hewitt Associations and AonHewitt, Mr. Fradin is able to provide valuable advice on issues such as developing service-based initiatives, streamlining operations, reducing costs and establishing appropriate executive compensation. Earlier in his career, he spent 18 years at

McKinsey and Co., where he specialized in providing Fortune 500 clients advice on new product and service innovations.

•
CEO Experience - Mr. Fradin currently serves as Operating Partner at Clayton, Dubilier & Rice. He previously served as CEO of SunGard (now acquired by Fidelity National Information Services, Inc.), Aon Hewitt, Hewitt Associates and The BISYS Group, Inc.

Kathy J. Higgins Victor
Age: 61	Committees:
Director Since: November 1999	● Compensation Committee
✓ Independent	● Nominating Committee (Chair)
Other For-Profit Directorships (*Public Company):
None

Current Role:

•	President and Founder of Centera Corporation, an executive development and leadership coaching firm (1995-present)
Prior Roles:

•	Senior Vice President, Chief Human Resources Officer at Northwest Airlines, Inc., a global commercial airline now merged with Delta Air Lines (1991-1995)
Education: Ms. Higgins Victor holds a degree from the University of Avila.
Key Qualifications & Experience:

•
Talent Management Expertise - Ms. Higgins Victor is the founder and president of Centera Corp., an executive development and leadership coaching firm. She has extensive experience in human resources, talent management, organizational culture and succession planning. While serving as Chief Human Resources Officer at Northwest Airlines, Inc., she was responsible for executive compensation, employee benefits and labor relations. She also held Human Resource-related leadership roles at The Pillsbury Co. and Burger King Corp. earlier in her career.

•
Corporate Governance Expertise - Ms. Higgins Victor has decades of experience advising senior Fortune 100 executives and expertise in governance, change management and human resources. That gives her the ability to offer insights into how to build the foundational capabilities in the areas of governance, engagement and diversity necessary to unlock future growth strategies. As Chair of the Nominating Committee, Ms. Higgins Victor leads the Board’s efforts around board refreshment, engagement and evaluation.

•
Knowledge of Best Buy and/or Industry - As a Best Buy director since 1999, Ms. Higgins Victor has extensive knowledge of the company’s business and culture. Her understanding of our history is particularly helpful as the Company moves into its next stage of growth.

Hubert Joly
Age: 58	Committees:
Director Since: September 2012	None
Appointed Chairman in June 2015
Other For-Profit Directorships (*Public Company):
● Ralph Lauren Corporation*

Current Role:

•	Chairman (2015-present) and Chief Executive Officer of Best Buy Co., Inc. (2012-present)
Prior Roles:

•	President and Chief Executive Officer of Carlson, Inc., a worldwide hospitality and travel company (2008-2012);

•	President and Chief Executive Officer of Carlson Wagonlit Travel, a business travel management company (2004-2008);

•	Senior executive positions with Vivendi S.A., a French multinational media and telecommunications company (1999-2004).
Education: Mr. Joly holds degrees from the École des Hautes Études Commerciales de Paris (HEC Paris) and the Institut d’Etudes Politiques de Paris.

Key Qualifications & Experience:

•
CEO Experience - Mr. Joly has served as Chief Executive Officer of Best Buy since 2012. He previously served as President and Chief Executive Officer of Carlson, Inc., a worldwide hospitality and travel company, and President and Chief Executive Officer of Carlson Wagonlit Travel, a business travel management company.

•
Growth / Transformation Experience - Mr. Joly led Best Buy through its successful customer-focused Renew Blue transformation, which delivered improved customer satisfaction, market share gains, revenue growth and improved margins, and reduced $1.5 billion of costs to fund necessary investments. He is now leading the Company’s Best Buy 2020 growth strategy, focused on enriching people's lives through technology. Previously, Mr. Joly led the turnaround of EDS (now part of Hewlett Packard) in France, then led the restructuring and growth of Vivendi’s video game business. While at Carlson Wagonlit Travel, the company’s sales grew from $8 billion in 2003 to $25 billion in 2007. He then led the implementation of Carlson, Inc's Ambition 2015 to reposition and grow the company's core brands.

•
Knowledge of Best Buy and/or Industry - As the Company’s Chief Executive Officer, Mr. Joly has a deep knowledge of Best Buy, its business partners and the broader industry in which it competes. He also sits on the executive committees for the Retail Industry Leaders Association and the Minnesota Business Partnership.

David W. Kenny
Age: 56	Committees:
Director Since: September 2013	● Finance & Investment Policy Committee
✓ Independent	● Nominating Committee
Other For-Profit Directorships (*Public Company):
None

Current Role:

•	Senior Vice President of IBM Watson (January 2016-present) and IBM Cloud (November 2016-present), business units of IBM, an American multinational technology and consulting corporation
Prior Roles:

•	Chairman and Chief Executive Officer of The Weather Company, a leading provider of weather forecasts and information (2012-2015);

•	President of Akamai, a leading cloud platform technology company (2011-2012);

•	Managing Partner of VivaKi, a provider of integrated strategy, technology and marketing solutions for internet-based ecommerce companies (2006-2010);

•	Founder and Chief Executive Officer of Digitas, Inc., which was later merged with VivaKi (1997-2006).
Education: Mr. Kenny holds degrees from the GM Institute (now Kettering University) and Harvard University.
Key Qualifications & Experience:

•
CEO Experience - Prior to his current role with IBM Watson, Mr. Kenny was chairman and CEO of The Weather Co., a leading provider of weather forecasts and information, from 2012 to 2015. He also previously served as President of Akamai, Managing Partner of VivaKi, and CEO of Digitas Inc., all technology-related companies.

•
Technology Expertise - As Senior Vice President of IBM Watson, Mr. Kenny is leading the company’s growth initiatives around cloud and artificial intelligence services. His online leadership dates to 1997, when he founded Digitas, Inc., a provider of technology and marketing solutions for e-commerce and multichannel companies.

•
Customer Engagement Expertise - As chairman and chief executive officer of The Weather Company, acquired by IBM in 2016, Mr. Kenny helped turn the organization into a media heavyweight that produced television programming, developed apps, published content and used analytics to connect businesses to consumers through weather and climate-related content. He uses those consumer centric and strategic skills to support Best Buy’s growth and transformation efforts, including our goal of capturing online share and serving customers based on how, where and when they want to be served.

Karen A. McLoughlin
Age: 53	Committees:
Director Since: September 2015	● Audit Committee
✓ Independent	● Finance & Investment Policy Committee
Other For-Profit Directorships (*Public Company):
None

Current Role:

•	Chief Financial Officer of Cognizant Technology Solutions Corporation, a Fortune 500 company and leading provider of information technology, business process and consulting services (2012-present)
Prior Roles:

•	Senior Vice President, Financial Planning and Analysis and Enterprise Transformation of Cognizant (2008-2012);

•	Vice President, Global Financial Planning and Analysis of Cognizant (2003-2008);

•	Vice President, Finance of Spherion Corp., now SFN Group Inc., which was acquired by Randstadt (1997-2003).
Education: Ms. McLoughlin holds degrees from Wellesley College and Columbia University.
Key Qualifications & Experience:

•
Finance Expertise - As the Chief Financial Officer of Cognizant Technology Solutions Corp., Ms. McLoughlin brings strong financial acumen to the Best Buy board. Prior to that, she spent more than 20 years in various finance management roles at Cognizant, Spherion and Rider System Inc.

•
Services Expertise - Having been at Cognizant since 2003, she has developed a deep knowledge of the IT services sector, which will be invaluable to Best Buy as we consider our own internal IT processes and continue to emphasize Services across the organization as part of its Best Buy 2020 growth strategy.

•
Growth / Transformation Expertise - During Ms. McLoughlin’s time at Cognizant, the company has experienced tremendous growth, with revenue increasing from $368 million in 2003 to $14.81 billion in 2017. Cognizant ranked No. 205 on the 2017 Fortune 500 list.

Thomas L. "Tommy" Millner
Age: 64	Committees:
Director Since: January 2014	● Audit Committee (Chair)
✓ Independent	● Nominating Committee
Other For-Profit Directorships (*Public Company):
● Total Wine & More

Current Role:

•	Retired
Prior Roles:

•	Chief Executive Officer and a Director of Cabela’s Inc., a leading multi-channel retailer of hunting, fishing and camping products (2009-2017);

•	President and Chief Executive Officer of Freedom Group, Inc. and its successor company, Remington Arms Company, Inc., a firearms and ammunition manufacturer (1999-2009).
Education: Mr. Millner holds a degree from Randolph Macon College.
Key Qualifications & Experience:

•
CEO Experience - Mr. Millner served as CEO of Cabela’s, Inc., a leading multi-channel retailer of hunting, fishing and camping products, from 2009 to 2017. He also previously served as CEO of Freedom Group, Inc. and Remington Arms Co., Inc., a firearms and ammunition manufacturer.

•
Growth / Transformation Expertise - Mr. Millner has experience leading a specialty retailer through a transformation and significant growth, taking Cabela’s from $2.6 billion in revenue in 2009 to $4.13 billion in 2016. Bass Pro Shops Inc. bought the company for $4.0 billion in 2017.

•
Knowledge of Best Buy and/or Industry - As the former president and CEO of Cabela’s, Inc., Mr. Millner was a prominent player in multichannel retail. He brings to the Best Buy Board expertise in support of the Company’s Best Buy 2020 growth strategy, particularly priorities concerning effective merchandising and multichannel operations.

Claudia F. Munce
Age: 57	Committees:
Director Since: March 2016	● Audit Committee
✓ Independent	● Finance & Investment Policy Committee
Other For-Profit Directorships (*Public Company):
● Bank of the West
● CoreLogic*

Current Role:

•	Venture Advisor at New Enterprise Associates (NEA), one of the world’s largest and most active venture capital firms (January 2016-present)
Prior Roles:

•	Managing Director of IBM Venture Capital Group and Vice President of Corporate Strategy at IBM Corp. (2004-2015);

•	Director of Strategy, IBM Venture Capital Group (2000-2004);

•	Head of Technology Transfer and Licensing, IBM Research (1994-2000).
Education: Ms. Munce holds degrees from the Santa Clara University School of Engineering and the Stanford University Graduate School of Business.
Key Qualifications & Experience:

•
Venture Capital Expertise - As a seasoned venture capital leader, Ms. Munce has developed a deep knowledge of strategic partnerships and M&A activities. She currently is a venture adviser at New Enterprise Associates, one of the world’s largest and most active venture capital firms. She also serves on the organizational boards of the National Venture Capital Association and Global Corporate Venturing Leadership Society.

•
Technology Expertise - Ms. Munce’s many years of focusing on emerging markets and disruptive technology are valuable to Best Buy as it explores growth opportunities consistent with its Best Buy 2020 strategy. She brings the perspective of someone with a highly technical engineering and computer science background, as well as business acumen and a strategic mindset.

•
Growth / Transformation Experience - Ms. Munce was a founding member of the IBM Venture Capital Group, a unit within IBM that drives non-organic growth through partnerships and M&A activities globally, focusing on growth markets and disruptive technology and business models. While at IBM, she worked with more than 300 venture capital firms across 30 countries to advance the company’s strategic goals for developing innovations worldwide.

Richelle P. Parham
Age: 50	Committees:
Director Since: March 2018	None as of the date of filing; to be appointed at a later date
✓ Independent
Other For-Profit Directorships (*Public Company):
	● E.L.F.*	● Ranir
● Laboratory Corporation of
America Holdings*
Current Role:

•	General Partner, Camden Partners Holdings, LLC, a private equity firm (2016-present)
Prior Roles:

•	Vice President and Chief Marketing Officer, eBay, Inc., a global e-commerce company (2010-2015);

•	Head, Global Marketing Innovation (2010); and Head, Global Marketing Services (2008-2010) of Visa, Inc., a global payments technology company;

•	Senior Vice President, Strategy and Enablement, Rapp Worldwide (2007-2008);

•	Various marketing-related leadership roles, Bronner Slosberg Humphrey, now known as Digitas Inc. (1994-2007);

•	Former Director at Scripps Network Interactive (2012-2018).
Education: Ms. Parham holds degrees from Drexel University.
Key Qualifications & Experience:

•
Marketing Expertise - As Vice President and Chief Marking Officer of eBay, Inc., Ms. Parham was tasked with transforming the company’s brand reputation. She focused on optimizing the company’s marketing budget to improve return on investment and new revenue streams, and she helped decrease attrition rates by building out the company’s

CRM strategy and better understanding the customer’s path to making purchase decisions. She has strong knowledge of how to use data analytics for more effective targeting and pricing.

•
Digital / E-commerce Experience - With extensive experience in e-commerce, Ms. Parham takes pride in understanding the fundamental needs of consumers, rethinking what is possible and executing effectively at scale. She has led strategy and built brands via various digital channels. Her insight will be highly valuable to the Board as it moves forward with the Best Buy 2020 strategy.

•
Business Operations / Strategy Expertise - Ms. Parham is a seasoned, senior-level executive with more than 25 years of experience at best-in-class corporations such as eBay, Visa, Digitas and Citibank. She has a proven track record of leading high-performing teams and using strategic planning and analytical decision-making to successfully drive key business performance.

Voting Information

You may vote for all, some or none of the nominees for election to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the Proxy Agents named in the proxy will vote for an alternative person nominated by the Board. Our Articles prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the votes cast with respect to the director is required to elect a director.

PROXY CARDS THAT ARE PROPERLY EXECUTED WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

Board Voting Recommendation

The Board recommends that shareholders vote FOR the election of Lisa M. Caputo, J. Patrick Doyle, Russell P. Fradin, Kathy J. Higgins Victor, Hubert Joly, David W. Kenny, Karen A. McLoughlin, Thomas L. Millner, Claudia F. Munce and Richelle P. Parham for a term of one year. All of the nominees are current members of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the number of shares of our common stock beneficially owned on March 30, 2018 (unless otherwise indicated), by our CEO, any individual who served as our Chief Financial Officer ("CFO"), and our three other most highly compensated executive officers during the most recent fiscal year. The table provides similar information for each director and director nominee, all directors and executive officers as a group, and each person, or any group that we know who beneficially owns more than 5 percent of the outstanding shares of our common stock.

Name and Address(1)	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Hubert Joly, Chairman and Chief Executive Officer	1,555,147	(2)	*
Corie S. Barry, Chief Financial Officer	111,417	(3)	*
Shari L. Ballard, President, Multi-Channel Retail	17,198	(4)	*
R. Michael Mohan, Chief Merchandising and Marketing Officer	60,063	(5)	*
Keith J. Nelsen, General Counsel and Secretary	94,374	(6)	*
Lisa M. Caputo, Director	50,063	(7)	*
J. Patrick Doyle, Director	18,185	(8)	*
Russell P. Fradin, Director	27,563	(9)	*
Kathy J. Higgins Victor, Director	48,293	(10)	*
David W. Kenny, Director	23,540	(11)	*
Karen A. McLoughlin, Director	13,403	(12)	*
Thomas L. Millner, Director	22,027	(13)	*
Claudia F. Munce, Director	11,180	(14)	*
Richelle P. Parham, Director	—		*
Gérard R. Vittecoq, Director**	27,563	(15)	*
All current directors and executive officers, as a group (19 individuals)	2,135,063	(16)	0.75%
Richard M. Schulze, Founder and Chairman Emeritus 3033 Excelsior Blvd., Suite 525 Minneapolis, MN 55416	38,516,375	(17)	13.62%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	31,909,729	(18)	10.91%
FMR LLC ("Fidelity") 245 Summer Street Boston, MA 02210	25,922,635	(19)	8.87%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	18,956,442	(20)	6.50%

*	Less than 1%.

**	Mr. Vittecoq is not standing for re-election at the Meeting.

(1)	The business address for all current directors and executive officers is 7601 Penn Avenue South, Richfield, Minnesota, 55423.

(2)
The figure represents: (a) 5,926 outstanding shares owned by Mr. Joly; (b) 398,168 restricted stock units, which Mr. Joly could convert to shares within 60 days of March 30, 2018; and (c) options to purchase 1,151,053 shares, which Mr. Joly could exercise within 60 days of March 30, 2018.

(3)	The figure represents: (a) 45,755 outstanding shares owned by Ms. Barry; and (b) options to purchase 65,662 shares, which Ms. Barry could exercise within 60 days of March 30, 2018.

(4)	The figure represents 17,198 outstanding shares owned by Ms. Ballard.

(5)	The figure represents: (a) 54,320 outstanding shares owned by Mr. Mohan; and (b) 5,743 restricted shares subject to a time-based vesting schedule, which vest within 60 days of March 30, 2018.

(6)
The figure represents: (a) 78,939 outstanding shares owned by Mr. Nelsen; (b) 911 outstanding shares held in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Mr. Nelsen; and (c) options to purchase 14,524 shares, which Mr. Nelsen could exercise within 60 days of March 30, 2018.

(7)
The figure represents: (a) 10,000 outstanding shares owned by Ms. Caputo; (b) 27,563 restricted stock units, which Ms. Caputo could convert to shares within 60 days of March 30, 2018; and (c) options to purchase 12,500 shares, which Ms. Caputo could exercise within 60 days of March 30, 2018.

(8)	The figure represents 18,185 restricted stock units, which Mr. Doyle could convert to shares within 60 days of March 30, 2018.

(9)	The figure represents 27,563 restricted stock units, which Mr. Fradin could convert to shares within 60 days of March 30, 2018.

(10)
The figure represents: (a) 10,730 outstanding shares owned by Ms. Higgins Victor; (b) 27,563 restricted stock units, which Ms. Higgins Victor could convert to shares within 60 days of March 30, 2018; and (c) options to purchase 10,000 shares, which Ms. Higgins Victor could exercise within 60 days of March 30, 2018.

(11)	The figure represents 23,540 restricted stock units, which Mr. Kenny could convert to shares within 60 days of March 30, 2018.

(12)	The figure represents 13,403 restricted stock units, which Ms. McLoughlin could convert to shares within 60 days of March 30, 2018.

(13)	The figure represents 22,027 restricted stock units, which Mr. Millner could convert to shares within 60 days of March 30, 2018.

(14)	The figure represents 11,180 restricted stock units, which Ms. Munce could convert to shares within 60 days of March 30, 2018.

(15)	The figure represents 27,563 restricted stock units, which Mr. Vittecoq could convert to shares within 60 days of March 30, 2018.

(16)
The figure represents: (a) the outstanding shares, restricted stock units and options described in the preceding footnotes (2) thru (15); (b) 24,417 outstanding shares owned by other executive officers; (c) 18,323 restricted shares subject to time-based vesting schedules, which are held by other executive officers and which vest within 60 days of March 30, 2018; and (d) options to purchase 12,222 shares, which the other executive officers could exercise within 60 days of March 30, 2018.

(17)
Mr. Schulze is our Founder and Chairman Emeritus. He is not a member of our Board and is not considered an executive officer but is listed here due to his status as a beneficial owner of more than 5% of our common stock. The figure represents: (a) 1,732,500 outstanding shares owned by Mr. Schulze; (b) 21,449,841 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze, of which up to $150 million in aggregate value of shares have been pledged by the trust as collateral to secure a line of credit; (c) 10,355,456 outstanding shares registered in the name of Mr. Schulze and co-trustees, and held by them as trustees of Grantor Retained Annuity Trusts for the benefit of Mr. Schulze and his family; (d) 1,143,043 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Grantor Retained Annuity Trust; (e) 950,169 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his pecuniary interest therein); (f) 252,312 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner; (g) 31,672 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner; (h) 11,998 outstanding shares registered in the name of Mr. Schulze's spouse and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Schulze's spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 183,726 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001 (Mr. Schulze has disclaimed beneficial ownership of these shares); (j) 2,061 outstanding shares held in Mr. Schulze's individual retirement account; (k) 2,326,143 outstanding shares owned by The Richard M. Schulze Family Foundation, of which Mr. Schulze is the sole director and (l) 77,454 outstanding shares registered in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Mr. Schulze.

(18)
As reported on the owner's most recent Schedule 13G filed with the SEC on February 7, 2018, to report ownership as of December 31, 2017. The Vanguard Group has sole voting power over 367,350 shares, shared voting power over 58,495 shares, sole dispositive power over 31,495,649 shares and shared dispositive power over 414,080 shares.

(19)
As reported on the owner's most recent Schedule 13G filed with the SEC on February 13, 2018, to report ownership as of December 31, 2017. FMR LLC and certain related entities have sole voting power over 2,637,416 shares and sole dispositive power over 25,922,635 shares.

(20)
As reported on the owner's most recent Schedule 13G filed with the SEC on January 24, 2018, to report ownership as of December 31, 2017. BlackRock, Inc. has sole voting power over 15,887,738 shares and sole dispositive power over 18,956,442 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who beneficially own more than 10% of our common stock file initial reports of ownership with the SEC. They must also file reports of changes in ownership with the SEC. In addition, they are required by SEC regulations to provide us copies of all Section 16(a) reports that they file with the SEC. Based solely on a review of such Section 16(a) reports, management and the Board believe our directors, executive officers and shareholders who beneficially own more than 10% of our common stock complied with the Section 16(a) filing requirements during the fiscal year ended February 3, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Related Party Transactions Policy prohibits "related party transactions" unless approved by the Audit Committee and the Board. For purposes of our policy, a "related party transaction" is a transaction or series of transactions in which (a) the Company or a subsidiary is a participant, (b) the aggregate amount involved exceeds $120,000 and (c) any director, executive officer or shareholder beneficially owning more than 5 percent of our common stock, or any of their respective immediate family members has a direct or indirect material interest.

A related party transaction will generally not be approved unless it provides us with a demonstrable incremental benefit and the terms are competitive with those available from unaffiliated third parties. Only Board members who do not have an interest in the transaction are permitted to vote on a related party transaction. In addition, ongoing related party transactions are reviewed by the Audit Committee and the Board to ensure that such transactions continue to provide the necessary incremental benefit to us and have competitive terms. Each of the transactions discussed below were approved (or re-approved if ongoing) by the Audit Committee and the Board in March 2018, unless otherwise noted, in accordance with our Related Party Transactions Policy.

We do not have any credit arrangements between our officers, directors, controlling persons and other insiders.

Richard M. Schulze

As of the date of this filing, Mr. Schulze owned approximately 13.6 percent of our common stock. On March 25, 2013, we entered into a letter agreement with Mr. Schulze pursuant to which, among other things, Mr. Schulze was given the lifetime honorary title of "Founder and Chairman Emeritus" of the Company, although he is not an executive and is no longer a member of our Board. Under this letter agreement, we agreed to compensate Mr. Schulze with an annual base salary of $150,000 through fiscal 2018 for his services as Chairman Emeritus, and to provide lifetime medical benefits for him, his spouse and his eligible dependents in accordance with our plans, practices, programs and policies in effect generally for our executives and their dependents. We also agreed to provide office space and administrative support, and to reimburse Mr. Schulze for his costs and out-of-pocket expenses incurred in the performance of his duties as Chairman Emeritus. The letter agreement's term was renewed in January 2018 through the end of fiscal 2020, except as specifically described above.

During fiscal 2018, we utilized Best Jets International ("Best Jets"), a provider of air charter services owned by Mr. Schulze, to provide transportation as part of our efforts to provide aid and relief to employees impacted by Hurricane Maria in Puerto Rico. The Company chose to use Best Jets in light of the critical need for private jet services on an expedited and extended basis, and the willingness of Best Jets to make services available immediately and for as long as necessary. Best Jets helped us provide emergency aid in the form of food, water, medical supplies and daily essentials, as well as evacuation of at-risk employees and family members. We paid Best Jets approximately $376,000 for these services during fiscal 2018.

Ryan Green, Mr. Schulze's step-son, is employed with us as a Senior Director in our Properties department at our corporate headquarters in Richfield, Minnesota. Mr. Green's total cash compensation for fiscal 2018 was approximately $229,000. Mr. Green also received an annual long-term incentive award of 1,776 time-based restricted shares, which vest in one-third increments on each anniversary of the grant for three years, and which award is consistent for other employees at his level. Mr. Green is eligible to receive employee benefits generally available to all employees. Mr. Green's employment with us began in August 2012. Mr. Schulze's family member is compensated at a level comparable to the compensation paid to non-family members in similar positions at Best Buy.

Fidelity

FMR LLC ("Fidelity") filed an amended Schedule 13G in February 2018, stating that it beneficially owns 8.87 percent of the Company's common stock. As a result of beneficially owning more than 5 percent of our common stock, Fidelity is currently considered a “related party” under our Related Party Transactions Policy. Certain affiliates of Fidelity provide services to us in connection with the record keeping and administration of our stock plans (including the Employee Stock Purchase Plan and the Long-Term Incentive Plan). We paid these entities approximately $415,000 for these services for fiscal 2018. The administrative services contracts were initially entered into prior to Fidelity's Schedule 13G filing and 5 percent holder status. The contracts were negotiated at arm's length, and there is no indication that the Company or Fidelity received preferential treatment as a result of the relationship.

AUDIT COMMITTEE REPORT

The key responsibility of the Audit Committee is to assist the Board in overseeing the integrity of the Company's financial statements and financial reporting processes. The Audit Committee's charter, which was approved by our Board, is posted on our website at www.investors.bestbuy.com. During fiscal 2018, the Audit Committee included four members. All Audit Committee members meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. The Board has determined that Ms. McLoughlin and Messrs. Millner and Vittecoq are "audit committee financial experts" for purposes of SEC rules based on their relevant experience. No member of the Audit Committee serves on the audit committee of more than three public companies.

Committee Meetings

The Audit Committee met nine times during fiscal 2018, including five times via conference call. The Audit Committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The Audit Committee meetings include regular executive sessions with our independent registered public accounting firm, Deloitte & Touche LLP ("D&T"), our internal auditors and management. The Audit Committee also discusses with our internal auditors and D&T the overall scope and plans for their respective audits.

Fiscal 2018 Audited Financial Statements

The Audit Committee, on behalf of the Board, reviewed and discussed with both management and D&T our annual audited consolidated financial statements for the fiscal year ended February 3, 2018, and our quarterly operating results for each quarter in such fiscal year, along with the related significant accounting and disclosure issues. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 "Communications with Audit Committees."

The Audit Committee reviewed and discussed with D&T its independence from us and our management. As part of that review, the Audit Committee received from D&T the written disclosures and the letter required by applicable rules of the Public Company Accounting Oversight Board (U.S.) regarding the independent accountant's communications with audit committees concerning independence. In addition, the Audit Committee reviewed all services provided by and the amount of fees paid to D&T in fiscal 2018. In reliance on the reviews and discussions with management and D&T, the Audit Committee believes that the services provided by D&T were compatible with, and did not impair, its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that our annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the period ended February 3, 2018, for filing with the SEC.

AUDIT COMMITTEE

Thomas L. Millner (Chair)
Karen A. McLoughlin
Claudia F. Munce
Gérard R. Vittecoq

ITEM OF BUSINESS NO. 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE "AUDIT COMMITTEE REPORT"

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. As part of this oversight, the Audit Committee considers the firm’s independence, qualifications, performance, and whether the independent registered public accounting firm should be rotated, as well as the impact of such a rotation. Deloitte & Touche LLP ("D&T") has been retained as our independent registered public accounting firm since fiscal 2006. In compliance with Sarbanes-Oxley requirements, the Lead Audit Partner from D&T rotates off our account every five years, with oversight in selection by the Audit Committee. The last Lead Audit Partner rotation occurred in March 2016. The Audit Committee has appointed D&T as our independent registered public accounting firm for the fiscal year ending February 2, 2019. We will ask shareholders to ratify the appointment of D&T as our independent registered public accounting firm at the Meeting. Representatives of D&T are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Services and Fees

The Audit Committee is responsible for the audit fee negotiations associated with the retention of our independent registered public accounting firm. For the fiscal years ended February 3, 2018, and January 28, 2017, D&T served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for services rendered by D&T during fiscal 2018 and fiscal 2017, respectively. The fees listed below were pre-approved by our Audit Committee pursuant to the Audit Committee's pre-approval policy as described below:

Service Type	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$2,770,000	$2,515,000
Audit-Related Fees(2)	334,000	375,000
Tax Fees	—	—
Total Fees	$3,104,000	$2,890,000

(1)
Consists of fees for professional services rendered in connection with the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal years ended February 3, 2018, and January 28, 2017; the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; and consultations on accounting matters.

(2)	Consists primarily of fees for statutory audit filings, as well as the audits of our retirement savings plans and foundations.

It is our policy that our independent registered public accounting firm be engaged to provide primarily audit and audit-related services. However, pursuant to the policy, in certain circumstances and using stringent standards in its evaluation, the Audit Committee may authorize our independent registered public accounting firm to provide tax services when it determines that D&T is the most efficient and effective tax service provider.

Pre-Approval Policy

Consistent with SEC rules regarding auditor independence, the Audit Committee is responsible for appointing, setting fees for and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility and in accordance with the Securities Exchange Act of 1934, as amended, it is the policy of the Audit Committee to pre-approve all permissible services provided by our independent registered public accounting firm, except for minor audit-related engagements which in the aggregate do not exceed 5 percent of the fees we pay to our independent registered public accounting firm during a fiscal year.

Each year, prior to engaging our independent registered public accounting firm, management submits to the Audit Committee for approval a list of services expected to be provided during that fiscal year within each of the three categories of services described below, as well as related estimated fees, which are generally based on time and materials.

Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters and discussions surrounding the proper application of financial accounting and/or reporting standards.

Audit-related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, statutory audits, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

Tax services include compliance and other non-advisory services performed by the independent registered public accounting firm when it is most efficient and effective to use such firm as the tax service provider.

As appropriate, the Audit Committee then pre-approves the services and the related estimated fees. The Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the estimate periodically throughout the year by category of service. During the year, circumstances may arise when it becomes necessary to engage our independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the Audit Committee pre-approves the additional services and related fees before engaging our independent registered public accounting firm to provide the additional services.

Board Voting Recommendation

The members of the Audit Committee and the Board believe that the continued retention of D&T to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and our shareholders. The Board recommends that shareholders vote FOR the proposal to ratify the appointment of D&T as our independent registered public accounting firm for the fiscal year ending February 2, 2019.

The affirmative vote of a majority of the voting power of the shares present and entitled to vote at the Meeting is required to ratify D&T as our independent registered accounting firm.

Although ratification is not required pursuant to our By-laws or otherwise, the Board is submitting the selection of D&T to our shareholders for ratification because we value our shareholders' views on the Company's independent registered public accounting firm. If the appointment of D&T were not to be ratified by the shareholders, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

ITEM OF BUSINESS NO. 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Exchange Act, we are providing our shareholders with an opportunity to cast an advisory vote, a "Say on Pay," regarding our fiscal 2018 executive compensation program, as described in the Executive and Director Compensation section of this proxy statement.

Information About the Advisory Vote to Approve Named Executive Officer Compensation

The Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company's NEOs. While the advisory vote to approve the compensation of our named executive officers is not binding, it will provide useful information to our Board and Compensation Committee regarding our shareholders' views of our executive compensation philosophy, policies and practices. The Compensation Committee values our shareholders' opinions and will take the results of the vote into consideration when determining the future compensation arrangements for our NEOs. To the extent there are significant negative "Say on Pay" advisory votes, we plan to consult directly with shareholders to better understand the concerns that influenced the vote and consider constructive feedback in making future decisions about our executive compensation program.

As detailed in the Executive and Director Compensation — Compensation Discussion and Analysis section, we believe our fiscal 2018 executive compensation program reflects market appropriate practices and balances risk and reward in relation to our overall business strategy. Our executive compensation program is focused on pay-for-performance and seeks to mitigate risks related to compensation in order to further align management's interests with shareholders' interests in long-term value creation.

Accordingly, we ask that our shareholders cast an advisory vote to approve the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers for the fiscal year ended February 3, 2018, as described in the Executive and Director Compensation — Compensation Discussion and Analysis section and the compensation tables and related material disclosed in the Company's proxy statement for its 2018 Regular Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Board Voting Recommendation

Our Board recommends an advisory vote FOR approval of the fiscal 2018 compensation of our NEOs as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules.

The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required for advisory approval of our NEO compensation.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "FOR" THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

The following Compensation Discussion and Analysis describes how the Compensation Committee of the Board decided to compensate our fiscal 2018 Named Executive Officers ("NEOs"):

Name	Principal Position
Hubert Joly	Chairman and Chief Executive Officer
Corie S. Barry	Chief Financial Officer
Shari L. Ballard	President, Multi-Channel Retail
R. Michael Mohan	Chief Merchandising and Marketing Officer
Keith J. Nelsen	General Counsel and Secretary

The Compensation Discussion and Analysis portion of our proxy statement includes the following:

	CD&A Section	What's included?
●	Executive Summary
Highlights of our executive compensation program, including our shareholder engagement process and Committee consideration of Say on Pay votes, a summary of our fiscal 2018 executive compensation decisions, and a preview of our fiscal 2019 executive compensation

●	Compensation Philosophy, Objectives & Policies	Overview of the philosophy, objective & policies utilized by the Compensation Committee in implementing our executive compensation program
●	Governance	Summary of the key participants in our executive compensation process and the role each plays in the decision-making
●	Factors in Decision-Making	Overview of factors considered by the Compensation Committee in its decision-making process
●	Executive Compensation Elements	Description of each element of our NEO pay-mix within our executive compensation program, including specific details regarding decisions made within each element

Consideration of Prior “Say on Pay” Votes

At our 2017 Meeting, 96 percent of our shareholders voted in support of our “Say on Pay” proposal, which was on par with our results in 2016 and 2015.

We believe the level of support we received from shareholders for the last three years was driven in part by our performance, and by our continued commitment to align pay and performance, which we communicated to investors through shareholder outreach prior to each annual meeting. In the fall of fiscal 2018, following our 2017 Meeting, we reached out to all of our top twenty shareholders, representing approximately 70 percent of our outstanding shares, offering to discuss any questions or concerns regarding executive compensation practices and other governance issues. As a result of these outreach efforts, we engaged in direct conversations with several shareholders to answer their questions, provide commentary on the compensation decisions made during the year, and receive feedback to be considered when making future decisions. Further, as discussed in the Corporate Governance at Best Buy — Shareholder Engagement section, we regularly engage with our shareholders throughout the year regarding their various priorities, and we welcome their feedback on our practices and policies.

Summary of Executive Compensation Practices

Pay for Performance

✓
We tie pay to performance by setting clear financial goals and delivering the majority of compensation opportunity through variable incentives in which payout is based on performance against predetermined goals or absolute and relative changes in our stock price over time.

✓	We use multiple performance metrics that differ for long-term and short-term plans.

✓	Our short-term incentive plan includes a performance threshold that requires a minimal level of operating income be achieved before any aspect of the short-term incentive plan may be earned.

✓ Half of our long-term incentive program is performance based, and long-term and short-term incentives comprise a significant majority of our total compensation opportunity (90 percent for the CEO and 80 percent, on average, for the other NEOs).

Risk Mitigators

✓	We utilize peer group market data when making executive compensation decisions.

✓
We utilize a variety of short and long-term performance measures in order to mitigate the risk that our executives could be motivated to unduly pursue performance of under one metric to the detriment of the Company.

✓	The amounts that can be earned on both our short and long-term awards are capped in order to discourage excessive risk taking.

✓	Our clawback policy provides for potential recoupment of executive compensation in the event of triggering events, such as violations of our Code of Business Ethics or certain financial restatements.

✓	We have share ownership and trading guidelines for executive officers and Board members.

✓	Our executives are prohibited from hedging or pledging securities of Best Buy.

✓	We have robust processes to identify and mitigate compensation risk.

✓	Our Compensation Committee engages an outside independent compensation consulting firm that performs no other services for the Company.

Shareholder Engagement

✓	We regularly solicit shareholder feedback on executive compensation and related corporate governance matters.

✓	We provide shareholder feedback to the Compensation Committee, which considers the feedback when reviewing executive compensation programs and policies.

Key Fiscal 2018 Compensation Decisions

In fiscal 2017, we continued to make progress towards our Renew Blue objectives, resulting in delivery of topline performance in line with our goals and materially better earnings growth than originally expected. Our fiscal 2017 revenue was $39.4 billion, our GAAP operating income rate was 4.7 percent, and our non-GAAP operating income rate increased from 3.8 to 4.4 percent. Our GAAP diluted EPS from continuing operations was $3.74 and non-GAAP diluted EPS from continuing operations grew 31.5 percent from $2.67 to $3.51. We saw a continued improvement in customer satisfaction as our Net Promoter Score (including both purchasers and non-purchasers) improved by 350 basis points. From a multi-channel perspective, Domestic segment online revenue of $4.8 billion grew 20.8 percent on a comparable basis and was 13.4 percent of total domestic revenue. We delivered $350 million in annualized savings against our multi-year $400 million cost reduction and gross profit optimization efforts, which was in addition to the $1 billion in costs we already removed from our business since fiscal 2013. These savings enabled us to invest in customer experience improvements while maintaining near flat SG&A.*

In March 2017, the Compensation Committee made a few adjustments to the NEO compensation for fiscal 2018. A summary of the changes is included below and explained in further detail within our Compensation Discussion and Analysis:

•
Base Salaries: We made base salary changes for Mr. Joly in recognition of his performance and position relative to market trends, for Ms. Ballard to acknowledge her expanded responsibilities (overseeing the e-commerce channel), and for Mr. Nelsen in recognition of his position relative to market.

•
Short-Term Incentives: There were no material changes to the short-term incentive targets for the NEOs. The weighting of the short-term incentive metrics shifted to place an increased weight on enterprise comparable sales growth to align with the Best Buy 2020 strategy and better align with the CEO’s responsibilities.

•
Long-Term Incentives: Our long-term incentive program changes included increased targets for Mr. Joly to recognize his performance and competitive market factors, and Mses. Barry and Ballard in light of their increasing responsibilities (the addition of global technology responsibilities for Ms. Barry and e-commerce for Ms. Ballard).

The Compensation Committee also approved the addition of an enterprise revenue growth metric for a portion of the performance shares which comprise the long-term incentive awards to reflect Best Buy's current stage of growth. In fiscal 2018, the performance share awards, which comprised 50 percent of the NEO long-term incentive program, therefore included two performance components - total shareholder return (25 percent) and enterprise revenue growth (25 percent).

•
Other Compensation: The NEOs continue to receive the same employee benefits, perquisites and other rewards offered to our U.S.-based officers. We do not provide special pension benefits or other non-performance-based entitlements to the NEOs that are inconsistent with our compensation philosophy.

Preview of Key Fiscal 2019 Compensation Decisions

In fiscal 2018, we declared Renew Blue complete and unveiled a new strategy: Best Buy 2020: Building the New Blue. The purpose of our strategy is to help our customers enrich their lives through technology. We believe we can do this by focusing on customers’ underlying needs, such as entertainment, productivity, communication, food, security and health and wellness. We continue to believe we have a material opportunity to grow the Company. Against this backdrop, we intend to fulfill our purpose and grow the Company by expanding what we sell, evolving how we sell and building key enablers, all while continuing to reduce costs.
Based on early results, we believe our strategy is working. Our fiscal 2018 revenue was $42.2 billion, our GAAP operating income rate was 4.4 percent, and our non-GAAP operating income rate increased from 4.4 percent to 4.6 percent. Our GAAP diluted EPS from continuing operations was $3.26 and our non-GAAP diluted EPS from continuing operations grew 26 percent from $3.51 to $4.42. Note that fiscal 2018 was a 53-week year which added approximately $760 million in revenue, 10 basis points of non-GAAP operating income rate and $0.20 of non-GAAP diluted EPS over fiscal 2017, which was a normal 52-week year. Our comparable sales grew 5.6 percent. From a multi-channel perspective, domestic segment online revenue of $6.0 billion grew 21.8 percent on a comparable basis and was 15.5 percent of total domestic revenue. We made continued progress towards meeting our goal of driving cost reduction and efficiencies to fund investments and offset pressures, completing our three-year target to reduce cost and optimize gross profit by $400 million during the first quarter of fiscal 2018. We then announced a new target of $600 million in reductions to be completed by the end of fiscal 2021, of which we completed $235 million during fiscal 2018.*
This performance and the results of the first year of Best Buy 2020 resulted in modest compensation changes for fiscal 2019, a summary of which is included below:

•	Base Salaries: We increased base salary rates for four of the NEOs in light of the scope of their roles and responsibilities and market conditions.

•	Short-Term Incentives: We made no changes to the short-term incentive plan target payout percentages for the NEOs.

•	Long-Term Incentives: We increased the long-term incentive plan grant values for four of the NEOs to reflect the scope of their roles and responsibilities and market conditions.

•	Other Compensation: No material changes were made to the employee benefits, perquisites or other rewards offered to our NEOs.

*For GAAP to non-GAAP reconciliations, please refer to the supporting schedules entitled Non-GAAP Reconciliations.

Compensation Philosophy, Objectives and Policies

The Company’s compensation philosophy is to align executive compensation with shareholders’ interests. To that end, the Compensation Committee works to ensure that base salaries are market competitive, and short and long-term incentives are heavily weighted toward Company performance and are within the range of market practice.
We achieve these objectives by using programs that are designed to align employee interests with Company goals and create a common vision of success without undue risk.

Consistent with prior years, we utilized the following executive compensation policies and practices during fiscal 2018:

•
Pay-for-performance. We tie pay to performance. The majority of executive pay is not guaranteed but instead tied to performance metrics designed to drive shareholder value. If performance goals are not attained, no incentive compensation is paid.

•
Mitigate undue risk. We mitigate undue risk by, among other things, utilizing caps on incentive award payments and vesting periods on long-term incentive awards, clawback provisions, restrictive covenants and multiple performance metrics. The Compensation Committee annually reviews our compensation risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•
Independent Compensation Committee and compensation consultant. The Compensation Committee is comprised solely of independent directors. The Compensation Committee's independent compensation consultant is retained directly by the Compensation Committee and performs no other consulting or other services for the Company.

•	Shareholder engagement. We routinely engage with shareholders regarding executive compensation and related issues.

•
Re-pricing of stock options. Stock options may not, without the approval of our shareholders, be (i) amended to reduce their initial exercise price (except for adjustments in the case of a stock split or similar event); (ii) canceled and replaced by stock options having a lower exercise price; or (iii) canceled and replaced with cash or other securities.

•
Stock ownership and trading policies. We have stock ownership guidelines for all of our executive officers and Board members. As of the end of fiscal 2018, each NEO and director was in compliance with the guidelines. We prohibit all employees, including the NEOs and members of the Board, from hedging Company securities. Executive officers and Board members are also prohibited from pledging Company securities as collateral for a loan or from holding Company securities in a margin account.

•
NEO benefits. Our executive officers, including the NEOs, generally receive the same employee benefits as other officers. We do not have an executive retirement plan that provides extra benefits to the NEOs.

Governance

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process for our NEOs.

Key Participant
Compensation Committee
Role in Decision-Making Process
Establishes our compensation objectives.

Determines, approves and oversees executive compensation, including the design, competitiveness and effectiveness of our compensation programs. Also oversees the development, evaluation and approval of incentive compensation, equity-based pay and other material employee benefit plans for all employees. The Compensation Committee may delegate its responsibility to oversee compensation for employees other than for the NEOs or other Section 16 officers.

The Compensation Committee's charter is available on our website at www.investors.bestbuy.com.

Compensation Committee's Independent Compensation Consultant
Role in Decision-Making Process
Reviews the recommendations of management with the Compensation Committee to ensure that the recommendations are aligned with our objectives and are reasonable when compared to our market for executive and director talent.

Assists the Compensation Committee in the design of the variable incentive plans, the determination of the overall compensation mix, the selection of performance metrics and the setting of the performance goals and ranges.

Provides analysis and crafts recommendations for the Compensation Committee in the setting of CEO compensation opportunity.

Reviews the results of the compensation risk assessment with the Compensation Committee and identifies key takeaways.

Provides perspective on market practice and information about emerging trends.

The Compensation Committee has sole discretion and adequate funding to engage consultants in connection with compensation-related matters. Frederic W. Cook & Co., Inc. has served as the Compensation Committee's independent compensation consultant since the fall of 2012.

CEO
Role in Decision-Making Process
Creates and presents recommendations to the Compensation Committee for our other executive officers and provides his perspective. Does not participate in, or otherwise influence, recommendations regarding his own compensation.

Key Participant
Human Resources ("HR") and Finance
Role in Decision-Making Process
HR provides the Compensation Committee with market analytics in support of the CEO's recommendations for our executive officers, other than the CEO. Management does not make recommendations on CEO compensation. As necessary, HR engages outside consultants to assist with its analytics and recommendations. Finance provides the Compensation Committee with financial analytics in support of the short- and long-term program design and target setting.

Compensation Consultant Independence

The Compensation Committee reviewed the independence of Frederic W. Cook & Co., Inc. under NYSE and SEC listing standards. Based on its review and information provided by Frederic W. Cook & Co., Inc. regarding the provision of its services, fees, policies and procedures, presence (if any) of any conflicts of interest, ownership of Best Buy stock, and other relevant factors, the Compensation Committee concluded that the work of Frederic W. Cook & Co., Inc. has not raised any conflicts of interest and it is deemed to be an independent advisor to the Compensation Committee.

Factors in Decision-Making

Market Competitive Data. For fiscal 2018, each element of compensation and the level of total direct compensation for our NEOs was considered against market benchmarks and views of individual performance. Our Compensation Committee reviewed publicly available compensation data for our peer group of companies, Fortune 100 companies and general and retail industry survey data. We used available information and monitored actions taken by our peer group to evaluate market trends and to assess the long-term incentive program and overall competitiveness of our executive compensation levels. We did not, however, seek to establish any specific element of compensation or total direct compensation that falls within a prescribed range relative to our peer group of companies or the Fortune 100 companies.

Change in Peer Group for Fiscal 2018. We review our peer group annually. The Compensation Committee strives to ensure that our peer group is an accurate reflection of our business model, represents the labor market for executive talent and includes external perspectives. For fiscal 2018, the peer group was approved after consideration of the following criteria:

•	Business model: combination of physical retailers, e-commerce retailers, digital companies, global companies and iconic brands;

•	Size: revenue similar to ours;

•	Current peers: preference, but not obligation, toward consistency in an effort to maintain reliability from year to year in the results of our compensation analysis; and

•	Labor market consideration: companies that listed us as a peer.

The Compensation Committee considered the Company’s position relative to the peer group on the basis of earnings, revenue and market cap, and made no changes to our peer group for fiscal 2018 from fiscal 2017. For fiscal 2018, our peer group consisted of the following companies:

Alphabet, Inc.	Kohl's Corporation	Office Depot, Inc.
Amazon.com, Inc.	Lowe's Companies Inc.	Staples, Inc.
Apple Inc.	Macy’s, Inc.	Target Corporation
Costco Wholesale Corporation	Microsoft Corporation	Wal-Mart Stores, Inc.
eBay Inc.	Nike, Inc.	Walgreens Boots Alliance
The Home Depot, Inc.	Nordstrom, Inc.

Executive Compensation Elements

Overview. Our NEOs' compensation in fiscal 2018 included the following elements (for additional details on specific awards, see the discussion below and the Compensation of Executive Officers — Summary Compensation Table section):

Compensation Component	Key Characteristics	Purpose	Principal Fiscal 2018 Actions
Base Salary	Cash; reviewed annually and adjusted if appropriate.	Provide competitive, fixed compensation to attract and retain executive talent.	Base salary increases for Mr. Joly, Ms. Ballard and Mr. Nelsen due to increased responsibility and/or position relative to market.
Short-Term Incentive ("STI")	Cash. Variable compensation component. Performance-based award opportunity. Payable based on achievement of financial targets.	Create a strong financial incentive for achieving or exceeding Company goals.
There were no significant changes to the design of the STI metrics. Financial metrics for fiscal 2018 were compensable enterprise operating income, enterprise comparable sales growth, U.S. cost reduction, U.S. online revenue growth, U.S. net promoter score and U.S. services productive revenue. The NEOs received payouts equal to 182.9% of target based on performance results.

Long-Term Incentive ("LTI")	Performance share awards, stock options and restricted shares, subject to certain performance-conditions and time-based vesting requirements.	Create a strong financial incentive for increasing shareholder value, encourage ownership stake, and promote retention.	LTI changes included increased targets for Mr. Joly to recognize his performance and market data, and Mses. Barry and Ballard to reflect their increasing responsibilities.
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including health, retirement, stock purchase, severance, paid time off, life insurance and disability plans.	Plans are part of our broad-based employee benefits program.	No material changes were made to the NEOs' health, retirement and other benefits in fiscal 2018.
Executive Benefits	Annual executive physical exam, supplemental long-term disability insurance, and tax planning/preparation services.	Provide competitive benefits to promote the health, well-being and financial security of our executive officers.	No material changes were made to the NEOs' benefits in fiscal 2018.

Fiscal 2018 Pay Mix. The Compensation Committee emphasizes variable performance-based pay when setting the target pay mix for our executive officers, but does not establish a set pay mix for them. The target pay mix for fiscal 2018 for our CEO and other NEOs, on average, is shown below. Actual salary levels, STI awards (discussed in further detail in the Short-Term Incentive section) and LTI awards (discussed in further detail in the Long-Term Incentive section) vary based on the market analysis described above. Approximately 90 percent of the CEO’s target pay and, on average, 80 percent of the other NEOs’ target pay is variable based on operating performance, changes in our stock price and/or total shareholder return relative to the S&P 500 companies.
Each element in the pay mix is discussed below and shown in the Summary Compensation Table as found in the Compensation of Executive Officers section of this proxy statement.

Base Salary

In March 2017, the Compensation Committee reviewed the total compensation for each NEO, including their base salaries. Based on the stage of the Company's strategy, its assessment of each officer relative to market data, and distribution of responsibilities, the Compensation Committee approved base salary increases for Ms. Ballard, and Messrs. Joly and Nelsen in light of relative market data, increased responsibilities and in recognition of each of their changing positions or continued growth in their respective roles.

Name	Fiscal 2018 Annual Base Salary	Fiscal 2017 Annual Base Salary	Percent Change
Mr. Joly	$1,275,000	$1,175,000	8.5%
Ms. Barry	750,000	750,000	0%
Ms. Ballard	850,000	800,000	6.25%
Mr. Mohan	850,000	850,000	0%
Mr. Nelsen	690,000	650,000	6.15%

Short-Term Incentive

Our executive compensation programs are designed to ensure that a significant percentage of total compensation is linked to Company performance. For fiscal 2018, the NEOs were eligible for performance-based, short-term incentive cash awards pursuant to our fiscal 2018 STI plan.

Fiscal 2018 STI Performance Criteria. In January 2017, the Compensation Committee approved the performance criteria for the fiscal 2018 STI plan. For fiscal 2018, the Compensation Committee approved similar performance metrics as in fiscal 2017, except to replace domestic comparable sales with enterprise comparable sales growth and U.S. waste & efficiency with U.S. cost reduction as metrics. The reason for this change was to align the plans with Best Buy 2020 priorities and with Mr. Joly’s responsibilities as CEO, and to reflect the completion of the reorganization of our Canadian business. Operating income, comparable sales growth, U.S. online revenue growth, and net promoter score, and services revenue remained part of the mix of metrics used.

Financial metrics for fiscal 2018 were: Compensable enterprise operating income, Enterprise comparable sales growth, U.S. Cost Reduction, U.S. online revenue growth, U.S. net promoter score and U.S. services productive revenue.

STI Metric	Metric Weighting	Definition
Compensable Enterprise Operating Income	40%. Served as the minimum threshold for STI awards to be paid	Enterprise revenue less Enterprise cost of goods sold less Enterprise SG&A expenses.
Enterprise Comparable Sales Growth	30%	Revenue growth at websites, stores, and call centers operating for at least 14 full months, compared to revenue from similar channels open at least 14 full months in the prior fiscal year.
Renew Blue Priorities:
U.S. Cost Reduction	7.5%	Annualized year-over-year cost savings (compared to fiscal 2017 expense) of cost reduction actions put into effect in fiscal 2018.
U.S. Online Revenue Growth	7.5%	Total fiscal 2018 online revenue less total fiscal 2017 online revenue divided by total fiscal 2017 online revenue.
U.S. Net Promoter Score	7.5%
Customer experience metric in which customers (both purchasers and non-purchasers) are asked how likely they are to recommend Best Buy to a friend, colleague or family member; the percentage of those likely to recommend less the percentage of those unlikely to recommend is Net Promoter Score.

U.S. Services Productive Revenue	7.5%	Focus on the overall growth of Services inclusive of the recurring sales of services as measured by productive revenue, which includes sales of warranty, tech support, services and installation.
In March 2017, the Compensation Committee approved the performance goals for each metric. The minimum, target and maximum goals for each metric were evaluated to ensure they would incent the desired level of performance for each priority.

For some metrics, this evaluation resulted in changes to the minimum, target, and maximum goals in light of anticipated year-over-year industry trends, product cycles, and other market factors.

The following chart shows actual fiscal 2018 performance compared to the minimum, target and maximum goals for each metric. Minimum performance against the goal results in a no payout, Target performance results in a 1.00 payout, and Maximum performance results in a 2.00 payout (except for U.S. Cost Reduction, which has a 3.00 maximum payout). The final metric score is interpolated as an exact point somewhere between 0.00 and 2.00. The chart also includes the same information from fiscal 2017, if applicable (as presented in last year’s proxy statement) to illustrate how the goals changed and how our actual performance compared to last year.

Metric ($ in millions)	Minimum	Target	Maximum	Actual Result	Metric Score
Compensable Enterprise Operating Income (40%)(1)(2)	$1,741	$1,831	$2,011	$1,950	1.66
Fiscal 2017 Compensable Enterprise Operating Income (50%)(1)(3)	$1,505	$1,595	$1,775	$1,751	1.86
Enterprise Comparable Sales Growth (30%)	0.50%	2.17%	3.09%	5.60%	2.00
Fiscal 2017 Enterprise Comparable Sales Growth (20%)	0.24%	0.7%	1.62%	0.13%	—
Best Buy 2020 Priorities:
U.S. Cost Reduction (7.5%)(4)	$175	$200	$300	$286	2.72
Fiscal 2017 Waste and Efficiency (10%)	$130	$150	$230	$187	1.92
U.S. Online Revenue Growth (7.5%)	11.43%	16.43%	26.43%	23.70%	1.72
Fiscal 2017 U.S. Digital Revenue Growth (10%)	7.9%	12.9%	22.9%	20.73%	1.78
U.S. Net Promoter Score (7.5%)(5) (for purchasers and non-purchasers)	35.9	36.3	37.1	38.0	2.0
Fiscal 2017 U.S. Net Promoter Score (10%) (for purchasers and non-purchasers)	38.5	38.9	39.7	42.0	2.0
U.S. Services Productive Revenue (7.5%)(6)	$1,392	$1,452	$1,572	$1,464	1.09
Fiscal 2017 U.S. Services Productive Revenue	$1,398	$1,458	$1,578	$1,422	0.70
		Fiscal 2018 Blended Score:			1.829
		Fiscal 2017 Blended Score:			1.225

(1)
Actual performance for this metric had to be above the minimum threshold in order for STI payments to be made. A result lower than the minimum threshold would have resulted in an overall blended score of zero, and no STI payments.

(2)
Compensable Enterprise Operating Income was determined based on the non-GAAP operating income from continuing operations of $1,953 million in our Annual Report on Form 10-K for fiscal 2018, adjusted for differences from budgeted foreign exchange rates.

(3)
Compensable Enterprise Operating Income was determined based on the non-GAAP operating income from continuing operations of $1,759 million in our Annual Report on Form 10-K for fiscal 2017, adjusted for differences from budgeted foreign exchange rates.

(4)
U.S. Cost Reduction is the annualized year-over-year cost savings (compared to fiscal 2017 expense) as a result of cost reduction actions put into effect in fiscal 2018. Cost savings must be permanent changes to the business.

(5)
U.S. Net Promoter score is a customer experience metric that measures a customer’s likelihood to recommend Best Buy. Methods of measuring U.S. Net Promoter Score can differ widely among different retailers, with many retailers measuring only purchaser satisfaction; however, we measure both purchasing and non-purchasing customers across our sales channels and therefore our total score may be lower than other companies as non-purchaser results are materially lower than those of purchasers. The methodology utilized to measure Net Promoter Score at Best Buy was updated in fiscal 2018 to better align with industry standards, provide a more consistent and streamlined measurement system across experiences and to increase survey completion rates. The updated methodology was piloted in parallel with the previous methodology throughout fiscal 2017 in order to create a true baseline in establishing the fiscal 2018 performance target.

(6)	U.S. Services Productive Revenue is the net revenue associated with sales of warranty, tech support, services, and installation, but excluding delivery and reimbursement revenue.

Determination of Fiscal 2018 STI Target Payout. The Compensation Committee reviewed the target payout percentages for our NEOs under the fiscal 2018 STI plan as part of their review of the NEOs’ total fiscal 2018 target compensation. The Compensation Committee generally applies a tiered approach in determining the potential target payout ranging from 100 percent to 200 percent of annual earnings based on each NEO's eligible earnings as of the 15th day of each fiscal month. The specific target payout percentage for each NEO is determined based on external market data (including survey and proxy data from the Fortune 100 and our peer group) for equivalent roles, with emphasis placed on job value and internal pay equity among the NEOs.

For fiscal 2018, the tiered target opportunities were 100 percent to 200 percent of salary. The target payout percentages for each NEO remained the same as in fiscal 2017. For each of the metrics, the NEOs could earn zero to two or three times their weighted target payout percentage for that metric (e.g. the U.S. Cost Reduction metric has a three times opportunity), but the maximum fiscal 2018 STI payout was capped at two times their target payout percentage.

The following chart shows fiscal 2018 STI opportunities and payments as a dollar value and percent of annual earnings (based on their eligible earnings as of the 15th day of each fiscal month):

Name	Fiscal 2018 Annual Earnings(1)	Target Payout Percentage	Annual Target Payout Value, based on Annual Earnings	Fiscal 2018 Blended STI Score	Fiscal 2018 STI Payment	Fiscal 2018 STI Payment, as a Percentage of Annual Earnings
Mr. Joly	$1,258,333	200%	$2,516,666	1.829	$4,602,983	366%
Ms. Barry	750,000	150%	1,125,000	1.829	2,057,625	274%
Ms. Ballard	841,667	150%	1,262,501	1.829	2,309,113	274%
Mr. Mohan	850,000	150%	1,275,000	1.829	2,331,975	274%
Mr. Nelsen	683,333	100%	683,333	1.829	1,249,817	183%

(1)
Annual earnings are based on the average of each NEO's annual base salary rate on the fifteenth fiscal day of each month for twelve months of the fiscal year. This number may differ slightly from actual earnings listed in the Summary Compensation Table.

Fiscal 2019 STI Performance Criteria. In December 2017, the Compensation Committee approved the performance criteria in the form of metrics for the fiscal 2019 STI, and in March 2018, the Compensation Committee approved the target performance levels for each metric. The same metrics as used in fiscal 2018 will be used in fiscal 2019, as listed below:

•	Compensable Enterprise Operating Income - 40%

•	Enterprise Comparable Sales Growth - 30%

•	Best Buy 2020 Priorities (maintaining the four fiscal 2018 priorities, except replacing Services Productive Revenue with Services Point of Sale Revenue) - 30%

Long-Term Incentive

Awards of equity-based LTI compensation to our executive officers enhance the alignment of interests of our NEOs and shareholders. All LTI awards for our NEOs and directors must be approved by the Compensation Committee. In March 2017, the Compensation Committee approved long-term incentive awards to our NEOs pursuant to our fiscal 2018 LTI program under our 2014 Omnibus Incentive Plan.
The fiscal 2018 LTI program featured a mix of performance share awards, performance conditioned time-based restricted shares, and stock options. This results in a balanced portfolio of compensation rewards consisting of, for the CEO, 50 percent performance share awards based on relative total shareholder return (to reward relative performance) and enterprise revenue growth (to reward growth), 30 percent performance-conditioned time-based restricted shares, based on adjusted net earnings (to reward earnings and promote retention), and 20 percent stock options (to reward absolute share price appreciation), as shown below. The mix for the other NEOs was 50 percent performance share awards and 50 percent performance-conditioned time-based restricted shares, both with the same performance metrics as the CEO’s awards.

Form of Fiscal 2018 LTI Award. The NEOs receive an LTI grant once per year at a regularly scheduled Compensation Committee meeting that typically occurs in the first quarter of our fiscal year. In fiscal 2018, the closing price of our common stock on the grant date was used to convert the award dollar value to a number of units.
Performance Share Awards. The performance share awards are earned based on two metrics: half on total shareholder return (“TSR”) relative to the S&P 500 Index and the other half on enterprise revenue growth, both over a three-year period. TSR was selected as one of the metrics based on its direct link to shareholder value creation. The S&P 500 was used as a proxy for other investment opportunities available to investors. The relative TSR performance goals were as follows:

	Relative TSR Percentile Ranking	No. of Shares Earned (as % of Target)
Less than Threshold	Less than 30th Percentile	—%
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	70th Percentile	150%
The number of performance shares earned are interpolated on a linear basis for performance between Threshold and Target and between Target and Maximum.

The other half of the performance share awards are earned based on the compound annual growth rate of enterprise revenue over the three fiscal years ending on the end of fiscal 2020. The Compensation Committee chose this new metric last year to sharpen our focus on profitable growth and to further align our performance metrics with our Best Buy 2020 growth strategy. The Committee believes this metric will be an effective measurement of Company performance, particularly when combined with our TSR based awards. Although the Committee has not specifically assessed the probability of achieving any performance metric, based on the Company’s historical results and its assessment of the Company’s strategy, it believes achieving target performance under this award is reasonably attainable while providing appropriately challenging incentives, and that achieving maximum performance would be difficult. Shares will be earned under this metric as follows:

No. of Shares Earned (as % of Target)
Less than Threshold	—%
Threshold to Target	50% to 100%
Target to Maximum	100% to 150%
Above Maximum	150%

The final number of performance shares earned are interpolated on a linear basis for performance between Threshold and Target and between Target and Maximum.

Performance-conditioned Time-based Restricted Stock Awards. The performance-conditioned time-based restricted shares also vest in equal installments of one-third on the three successive anniversaries of the grant date, provided the performance condition has been met in any fiscal year during the term of the award. The performance condition was added to the time-based restricted shares to further align compensation with shareholder interests. The vesting of these shares is conditioned upon the Company's achievement of positive Adjusted Net Earnings. Adjusted Net Earnings means net earnings determined in accordance with GAAP, adjusted to eliminate the following: (1) the cumulative effect of changes in GAAP; (2) gains and losses from discontinued operations; (3) extraordinary gains and losses; and (4) other unusual or nonrecurring gains or losses which are separately identified and quantified, including merger-related charges. Achievement of positive Adjusted Net Earnings may occur in any fiscal year during the term of the award for the award to begin to vest. For example, if the performance condition is not achieved until year two, two-thirds of the award will vest following Compensation Committee approval of achievement of the performance condition, with the remaining one-third to vest in the third year of the award.

Stock Options. The non-qualified stock options granted to Mr. Joly have a term of ten years and become exercisable over a three-year period at the rate of one-third per year, beginning one year from the grant date, subject to being employed on the vesting date. The exercise price for such options is equal to the closing price of our common stock on the grant date, as quoted on the NYSE. Under the terms of the 2014 Omnibus Plan, we may not grant stock options with a strike price at a discount to fair market value. Unless otherwise determined by the Compensation Committee, "fair market value" as of a given date is the closing price of our common stock as quoted on the NYSE on such date or, if the shares were not traded on that date, the most recent preceding date when the shares were traded.

Determination of Fiscal 2018 LTI Target Award Values. The Compensation Committee approved the executive team’s fiscal 2018 compensation, which included increased target award values for Mr. Joly, Ms. Barry and Ms. Ballard to reflect increased responsibilities, role changes and market adjustments.

LTI award amounts are determined based upon analysis of external market data, with overall compensation mix and external market data for equivalent roles being key factors in the determination of the award made to each NEO. The fiscal 2018 LTI awards for each NEO are set forth below:

Annual Fiscal 2018 Award Details
Name	No. of Stock Options	No. of Performance-Conditioned Time-Based Restricted Shares	Target No. of Shares under Performance Share Award	Target Grant Date Value
Mr. Joly	175,596	76,331	130,412	$10,750,000
Ms. Barry	—	23,670	24,264	2,000,000
Ms. Ballard	—	35,505	36,394	3,000,000
Mr. Mohan	—	35,505	36,394	3,000,000
Mr. Nelsen	—	19,528	20,017	1,650,000

Performance Share Payout. In March 2014, the Compensation Committee adopted a performance share plan design, based on relative TSR versus the S&P 500 Index over the 36-month period from August 1, 2014 to July 31, 2017. The shares would vest (0 to 150%) after the three-year period if the performance criteria was met. Because the Company’s TSR during the performance period exceeded the 70th percentile of all companies in the S&P 500, these shares paid out at the maximum of 150 percent in fiscal 2018 and are reflected in the Compensation of Executive Officers - Option Exercises and Stock Vested section.

Fiscal 2019 LTI Program Design. For fiscal 2019, the mix of equity vehicles in the LTI program will be consistent with fiscal 2018.

Other Compensation

Benefits. Our executive officers, including our NEOs, are generally offered the same employee benefits offered to all U.S.-based officers, as summarized in the following table:

Benefit	All Full-Time U.S.-Based Employees	Executive Officers
Accidental Death & Dismemberment	●	●
Deferred Compensation Plan(1)		●
Employee Discount	●	●
Employee Stock Purchase Plan	●	●
Health Insurance	●	●
— Executive Physical Exam		●
Life Insurance	●	●
Long-Term Disability	●	●
— Executive Long-Term Disability		●
Retirement Savings Plan	●	●
Severance Plan	●	●
Short-Term Disability	●	●
Tax Planning and Preparation(2)		●

(1)
Only officers and directors are eligible to participate in the Deferred Compensation Plan, as described in the Compensation of Executive Officers – Nonqualified Deferred Compensation – Deferred Compensation Plan section.

(2)	Only Senior Vice Presidents and above are eligible to receive the tax planning and preparation benefit.

We provide the executive benefits noted above to compete for executive talent and to promote the health, well-being and financial security of our NEOs. A description of executive benefits, and the costs associated with providing them for the NEOs, are reflected in the "All Other Compensation" column of the Summary Compensation Table as found in the Compensation of Executive Officers section of this proxy statement.

Severance Plan. We have a severance plan that complies with the applicable provisions of the Employee Retirement Income Security Act ("ERISA"). The purpose of the severance plan is to provide financial assistance to employees while they seek other employment, in exchange for a release of any claims. Although there are differences in benefits depending on the employee's job level, the basic elements of the plan are comparable for all eligible employees. The plan generally covers all full-time and part-time U.S. employees of Best Buy Co., Inc. and Best Buy Stores, L.P. and their respective direct and indirect U.S.-domiciled subsidiaries, including the NEOs, except for those subject to a separate severance agreement or specifically excluded.

The plan covers involuntary terminations due to job elimination and discontinuation, office closing, reduction in force, business restructuring and other circumstances as we determine. Eligible terminated employees receive a severance payment based on their role and time with the Company, with basic employee benefits such as medical, dental and life insurance continued for an equivalent period. Except as modified or replaced by individual employment agreements, the NEOs (other than Mr. Joly who has an employment agreement) are eligible for the following severance benefits: Mses. Ballard and Barry and Messrs. Mohan and Nelsen, at an enterprise executive vice president level, are eligible for two years of salary, a payment of $25,000 in lieu of outplacement and other tax and financial planning assistance, and a payment of 150% of the cost of 24 months of basic employee benefits such as medical, dental and life insurance.
See Compensation of Executive Officers - Potential Payments Upon Termination or Change-of-Control for more information regarding potential payments following an involuntary termination and for the severance provisions of Mr. Joly's employment agreement.

Executive Stock Ownership Guidelines. The Compensation Committee has established stock ownership guidelines to promote the alignment of officer and shareholder interests and to encourage behaviors that have a positive influence on stock price appreciation and total shareholder return. Under the guidelines, we expect our NEOs to acquire ownership of a fixed number of shares, based on their positions. The stock ownership expectation generally remains effective for as long as the officer holds the position.

In addition to shares personally owned by each officer, the following forms of stock ownership count toward the ownership target:

•	Equivalent shares owned in the Best Buy Stock Fund within our Retirement Savings Plan;

•	100% of non-vested shares subject to time-based conditions granted under our LTI program; and

•	50% of the intrinsic value of vested stock options (denominated as a number of shares) granted under our LTI program.

We require that until the ownership target is met, NEOs will retain: (i) 50% of the net proceeds received from the exercise of a stock option in the form of Best Buy common stock; (ii) 50% of vested time-based restricted shares (net of taxes); and (iii) 50% of all performance share awards (net of taxes) issued. The ownership target does not need to be met within a certain time frame, and our NEOs are considered in compliance with the guidelines as long as progress towards the ownership target is being made consistent with the expectations noted above.

In fiscal 2018, all NEOs were in compliance with the ownership guidelines. The ownership targets and ownership levels as of the end of fiscal 2018 for our NEOs are shown below.

Name	Ownership Target (in shares)	Ownership as of Fiscal 2018 Year-End Using Guidelines (in shares)
Mr. Joly	200,000	922,363
Ms. Barry	55,000	77,875
Ms. Ballard	55,000	69,869
Mr. Mohan	55,000	77,854
Mr. Nelsen	35,000	83,477

Tax Deductibility of Compensation. Until recently, Section 162(m) of the Internal Revenue Code ("Section 162(m)") has limited the deductibility of compensation in excess of $1 million paid to the chief executive officer and each of our three most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies as "performance-based compensation." The Tax Cuts and Jobs Act of 2017 amended Section 162(m) with respect to fiscal years beginning after December 31, 2017 to remove the performance-based compensation exception and expand the scope of Section 162(m) to apply to our chief financial officer and certain other NEOs, other than in the case of certain arrangements in place as of November 2, 2017, which qualify for transition relief. The Committee has historically attempted to structure its compensation arrangements to achieve deductibility under Section 162(m) of the Internal Revenue Code, unless the benefit of such deductibility was considered by the Committee to be outweighed by the need for flexibility or the attainment of other objectives. As was the case prior to the enactment of the Tax Cuts and Jobs Act, the Committee will continue to monitor issues concerning the deductibility of executive compensation. We do not, however, make compensation decisions based solely on the availability of a deduction under Section 162(m). Accordingly, we expect that at least a portion of the compensation paid to our NEOs in excess of $1 million per officer will be non-deductible.

For purposes of Section 162(m), we created a sub-plan under our 2014 Omnibus Incentive Plan for our fiscal year ended February 3, 2018. The sub-plan sets the maximum award pool for the CEO and three other NEOs (excluding the CFO) at 5 percent of adjusted net earnings to align compensation with shareholder interests. The maximum potential individual allocations from that pool were set at 2 percent for the CEO and 1 percent for each of the three other NEOs (excluding the CFO).  The Committee then used negative discretion to reduce the amounts that were potentially payable under the sub-plan award pool to equal amounts based on achievement of STI plan metrics.
Clawback and Restrictive Covenant Provisions.  All STI and LTI awards granted to our NEOs are subject to our clawback policy. The triggers for potential recoupment of such awards include breach of the restrictive covenants in our long-term incentive award agreements, breach of our Code of Business Ethics, and issuance of a financial restatement as a result of fraud or misconduct. We also include confidentiality, non-compete, non-solicitation and, in select situations, non-disparagement provisions in our long-term incentive award agreements.

Prohibition on Hedging and Pledging Company Securities. We prohibit all employees, including NEOs, and members of the Board from hedging Company securities, including by way of forward contracts, equity swaps, collars, exchange funds or otherwise. In addition, our executive officers and Board members are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Compensation and Human Resources Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended February 3, 2018, and in this proxy statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

Russell P. Fradin (Chair)
Lisa M. Caputo
J. Patrick Doyle
Kathy J. Higgins Victor

Compensation and Human Resources Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. At no time during fiscal 2018 was any member of the Compensation Committee a current or former officer or employee of the Company or any of its subsidiaries. During fiscal 2018, no member of the Compensation Committee had a relationship that must be described pursuant to SEC disclosure rules on related party transactions. In fiscal 2018, none of our executive officers served on the board of directors or compensation committee of another company that had one or more executive officers serving on our Board or Compensation Committee.

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the total compensation earned by each of our NEOs during fiscal 2018 and the two preceding fiscal years (if applicable). There were 53 weeks in fiscal 2018 as compared to 52 weeks in fiscal 2017 and fiscal 2016.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)(3)	Option Awards(2)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Hubert Joly Chairman and Chief Executive Officer	2018	$1,286,058	$8,644,644	$2,198,462	$4,602,983	$28,307	$16,760,453
	2017	1,175,000	7,689,879	1,800,076	2,878,750	494,275	14,037,980
	2016	1,175,000	8,011,688	1,842,715	3,814,050	68,670	14,912,123
Corie S. Barry(6) Chief Financial Officer	2018	764,423	2,008,397	—	2,057,625	8,203	4,838,648
	2017	713,462	1,689,495	—	1,184,167	14,893	3,602,017

Shari L. Ballard President, Multi-Channel Retail	2018	859,616	3,012,512	—	2,309,113	24,367	6,205,608
	2017	800,000	1,930,865	—	1,470,000	62,737	4,263,602
	2016	790,385	2,672,270	1,228,476	1,927,311	24,641	6,643,083
R. Michael Mohan Chief Merchandising and Marketing Officer	2018	866,346	3,012,512	—	2,331,975	22,907	6,233,740
	2017	833,654	2,895,073	—	1,531,251	55,284	5,315,262
	2016	790,385	1,336,135	614,238	1,927,311	10,323	4,678,392
Keith J. Nelsen General Counsel and Secretary	2018	697,885	1,656,905	—	1,249,817	22,507	3,627,114
	2017	650,000	1,592,960	—	796,250	68,761	3,107,971
	2016	640,385	1,102,314	506,742	1,027,899	10,482	3,287,822

(1)
These amounts reflect actual earnings based on a blend of prior annual base salary rates and the go-forward base salary rates approved by the Compensation Committee during its annual review in March of each year, as well as any off-cycle increases approved by the Compensation Committee during the year. Further, these amounts are before any deferrals under the Deferred Compensation Plan. We do not provide guaranteed, above-market or preferential earnings on compensation deferred under the Deferred Compensation Plan. The investment options available for notional investment of deferred compensation are similar to those available under the Retirement Savings Plan and can be found, along with additional information about deferred amounts, in the Nonqualified Deferred Compensation section.

(2)
These amounts reflect the aggregate grant date fair value for stock-based awards granted to our NEOs for all fiscal years reflected; however, fiscal 2018 amounts are explained in greater detail under the heading Grants of Plan-Based Awards. The grant date fair value reflected for any award subject to performance conditions is the value at the grant date of the probable outcome of the award. The grant date fair value of an award is measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("ASC Topic 718"). The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

(3)
The fiscal 2018 amounts reflected in this column include the probable grant date fair value of: (a) one or more restricted share awards that vest on a time-based schedule subject to achievement of positive adjusted net earnings in any fiscal year during the three-year term of the award (described in greater detail in the Grants of Plan-Based Awards section), and (b) one or more performance share awards that will be earned depending on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a three-year period or depending on the compound annual growth rate of our enterprise revenue over a three-year period (also described in greater detail in the Grants of Plan-Based Awards section). The maximum value of the performance share awards for each NEO as of the grant date, assuming the highest level of performance, is noted in the following table:

Name	Target Performance Grant (in Shares)	Probable Grant Date Fair Value of Performance Grant (as reflected in Stock Awards Column)	Maximum Performance Grant (in Shares)	Maximum Grant Date Fair Value of Performance Grant
Mr. Joly	130,412	$5,419,532	195,619	$8,129,298
Ms. Barry	24,264	1,008,339	36,396	1,512,509
Ms. Ballard	36,394	1,512,426	54,591	2,268,637
Mr. Mohan	36,394	1,512,426	54,591	2,268,639
Mr. Nelsen	20,017	831,467	30,026	1,247,770
*Multiple performance share awards for each NEO have been aggregated in the table above. For additional detail, see the Grants of Plan-Based Awards section.

(4)
These amounts reflect STI payments made for all fiscal years shown. The fiscal 2018 STI plan is described in the section Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive.

(5)The fiscal 2018 amounts reflected in this column include All Other Compensation as described in the following table:

Name	Retirement Plan Contribution(a)	Life Insurance Premiums(b)	Other		Total
Mr. Joly	$10,800	$492	$17,015	(c)	$28,307
Ms. Barry	7,615	492	96	(d)	8,203
Ms. Ballard	9,450	492	14,425	(e)	24,367
Mr. Mohan	10,800	492	11,615	(f)	22,907
Mr. Nelsen	7,408	492	14,607	(g)	22,507

(a)	These amounts reflect our matching contributions to the NEOs' Retirement Savings Plan accounts.

(b)	These amounts reflect the portions of premiums paid by us for group term life insurance coverage.

(c)	The amount reflects portions of premiums paid by us for supplemental executive long-term disability insurance.

(d)
In accordance with the SEC’s disclosure rules, the amount reflected does not include perquisites and other personal benefits provided to Ms. Barry for fiscal 2018 because the aggregate incremental value was less than $10,000.

(e)	The amount includes portions of premiums paid by us for supplemental executive long-term disability insurance ($13,923).

(f)	The amount reflects portions of premiums paid by us for supplemental executive long-term disability insurance ($9,725) and company-paid tax preparation and planning services ($1,890).

(g)	The amount reflects portions of premiums paid by us for supplemental executive long-term disability insurance ($12,607) and company-paid tax preparation and planning services ($2,000).

(6)	Ms. Barry was appointed as our CFO on June 14, 2016.

Grants of Plan-Based Awards

The table below summarizes the grants made to each of our NEOs during fiscal 2018 under the 2014 Omnibus Incentive Plan and the Short-Term Incentive Plan:

									All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)

			Estimated Future Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Joly(3)	—		$629,167	$2,516,666	$5,033,332	—	—	—	—	$—	$—
	3/13/2017	(4)	—	—	—	—	—	—	175,596	44.85	2,198,462
	3/13/2017	(5)	—	—	—	—	76,334	76,344	—	—	3,225,112
	3/13/2017	(6)	—	—	—	32,426	64,851	97,277	—	—	2,730,876
	3/13/2017	(7)	—	—	—	32,781	65,561	98,342	—	—	2,688,657
Ms. Barry	—		281,250	1,125,000	2,250,000	—	—	—	—	—	—
	3/13/2017	(8)	—	—	—	—	23,670	23,670	—	—	1,000,058
	3/13/2017	(6)	—	—	—	6,033	12,066	18,099	—	—	508,099
	3/13/2017	(7)	—	—	—	6,099	12,198	18,297	—	—	500,240
Ms. Ballard	—		315,625	1,262,500	2,525,000	—	—	—	—	—	—
	3/13/2017	(8)	—	—	—	—	35,505	35,505	—	—	1,500,086
	3/13/2017	(6)	—	—	—	9,049	18,098	27,147	—	—	762,107
	3/13/2017	(7)	—	—	—	9,148	18,296	27,444	—	—	750,319
Mr. Mohan	—		318,750	1,275,000	2,550,000	—	—	—	—	—	—
	3/13/2017	(8)	—	—	—	—	35,505	35,505		—	1,500,086
	3/13/2017	(6)	—	—	—	9,049	18,098	27,147	—	—	762,107
	3/13/2017	(7)	—	—	—	9,148	18,296	27,444	—	—	750,319
Mr. Nelsen	—		170,833	683,333	1,366,667	—	—	—	—	—	—
	3/13/2017	(8)	—	—	—	—	19,528	19,528	—	—	825,058
	3/13/2017	(6)	—	—	—	4,977	9,954	14,931	—	—	419,163
	3/13/2017	(7)	—	—	—	5,032	10,063	15,095	—	—	412,684

(1)
These amounts reflect the potential threshold, target and maximum payout for each NEO under our fiscal 2018 STI, which is described in greater detail under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive. The actual payout to each NEO for fiscal 2018 is provided in the following sections: Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive and the Summary Compensation Table.

(2)
These amounts reflect the aggregate grant date fair value, measured in accordance with ASC Topic 718. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018. The value reflected for any performance-conditioned award is the value at the grant date of the probable outcome of the award – see footnote (3) to the Summary Compensation Table.

(3)
Mr. Joly will meet the age and service conditions for qualified retirement, as defined in our award agreements, in August 2019, which is prior to the third scheduled vesting of his fiscal 2018 time-based awards and prior to the end of the performance period for his fiscal 2018 performance share awards. The effect of qualified retirement on all of our outstanding equity awards is discussed in the Potential Payments Upon Termination or Change-of-Control section.

(4)
The amounts reflect nonqualified stock options, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, that have a term of ten years and become exercisable in three equal installments of one-third on each of the first three anniversaries of the grant date provided the NEO has been continually employed with us through those dates. The option exercise price is equal to the closing price of our common stock on the grant date, as quoted on the NYSE.

(5)
The amounts reflect performance-conditioned time-based restricted stock units, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, which will vest in three equal installments of one-third on each of the first three anniversaries of the grant date, provided the NEO has been continually employed with us through those dates and provided that we have achieved positive "adjusted net earnings" as of the end of any fiscal year during the three-year term of the award.

(6)
The amounts reflect performance share awards, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, that, if earned, will vest at or between the threshold (50% of target) and maximum (150% of target) levels depending on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on January 29, 2017, and ending on February 1, 2020.

(7)
The amounts reflect performance share awards, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, that, if earned, will vest at or between the threshold (50% of target) and maximum (150% of target) levels depending on the compound annual growth rate of our enterprise revenue, over the 36-month period commencing on January 29, 2017, and ending on February 1, 2020.

(8)
The amounts reflect performance-conditioned time-based restricted shares, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, which will vest in three equal installments of one-third on each of the first three anniversaries of the grant date, provided the NEO has been continually employed with us through those dates and provided that we have achieved positive "adjusted net earnings" as of the end of any fiscal year during the three-year term of the award.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of the NEOs' equity-based awards outstanding as of the end of fiscal 2018:

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Joly(3)	3/13/2017		175,596(4)	$44.85	3/12/2027	76,334(5)	$5,438,034	97,277(6)	$6,929,978
	3/13/2017							98,342(7)	7,005,848
	3/15/2016	74,630(4)	149,260(4)	31.79	3/14/2026	66,225(8)	4,717,869	234,984(9)	16,740,260
	3/12/2015	105,630(4)	52,815(4)	40.85	3/11/2025	25,714(10)	1,831,865	177,561(11)	12,649,446
	8/18/2014	183,990(4)		29.91	8/17/2024
	4/16/2013	250,358(4)		23.66	4/15/2023
	9/4/2012	350,468(12)		18.02	9/3/2022
Ms. Barry	3/13/2017					23,670(13)	1,686,251	18,099(6)	1,289,373
	3/13/2017							18,297(7)	1,303,478
	3/15/2016					19,316(8)	1,376,072	41,123(9)	2,929,567
	10/1/2015	22,168(4)	11,085(4)	37.16	9/30/2025	6,480(10)	461,635	14,906(14)	1,061,868
	3/12/2015	8,195(4)	4,098(4)	40.85	3/11/2025	1,330(10)	94,749	5,511(11)	392,604
	8/18/2014	14,730(4)		29.91	8/17/2024
	6/19/2013	3,246(4)		27.66	6/18/2023
	4/16/2013	3,243(4)		23.66	4/15/2023
	1/21/2011	2,125(15)		35.67	1/12/2021
	9/20/2010	2,125(15)		38.32	9/20/2020
	6/23/2010	463(15)		36.63	6/23/2020
	4/7/2010	523(15)		44.20	4/7/2020
	1/13/2010	523(15)		39.73	1/13/2020
	9/17/2009	523(15)		37.59	9/17/2019
	8/5/2008	3,700(15)		41.19	8/4/2018
Ms. Ballard	3/13/2017					35,505(13)	2,529,376	27,147(6)	1,933,952
	3/13/2017							27,444(7)	1,955,111
	3/15/2016					22,076(8)	1,572,694	46,998(9)	3,348,138
	3/12/2015		35,210(4)	40.85	3/11/2025	11,430(10)	814,273	47,350(11)	3,373,143
Mr. Mohan	3/13/2017					35,505(13)	2,529,376	27,147(6)	1,933,952
	3/13/2017							27,444(7)	1,955,111
	5/24/2016					11,486(8)	818,263	24,453(9)	1,742,032
	3/15/2016					22,076(8)	1,572,694	46,998(9)	3,348,138
	3/12/2015		17,605(4)	40.85	3/11/2025	5,715(10)	407,137	23,675(11)	1,686,571
	8/18/2014	20,443(4)		29.91	8/17/2024
Mr. Nelsen	3/13/2017					19,528(13)	1,391,175	14,931(6)	1,063,684
	3/13/2017							15,095(7)	1,075,332
	3/15/2016					18,212(8)	1,297,423	38,774(9)	2,762,224
	3/12/2015		14,524(4)	40.85	3/11/2025	4,715(10)	335,897	19,532(11)	1,391,424

(1)	For a better understanding of the equity-based awards included in this table, we have provided the grant date of each award.

(2)
These amounts were determined based on the closing price of Best Buy common stock on February 2, 2018, the last trading day in fiscal 2018. The closing price quoted on the NYSE on that date was $71.24.

(3)
Mr. Joly will meet the age and service conditions for qualified retirement, as defined in our award agreements, in August 2019, which is prior to the third scheduled vesting of his fiscal 2018 time-based awards and prior to the end of the performance period for his fiscal 2018 performance share awards (see awards having a March 13, 2017, grant date). The effect of qualified retirement on all of our outstanding equity awards is discussed in the Potential Payments Upon Termination or Change-of-Control section.

(4)
The amount reflects nonqualified stock options that become exercisable over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates.

(5)
The amount reflects performance-conditioned time-based restricted stock units that vest over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided Mr. Joly has been continually employed with us through those dates and provided that we have achieved positive "adjusted net earnings" as of the end of any fiscal year during the three-year term of the award (the "Performance Condition"). The Performance Condition was achieved as of the end of fiscal 2018.

(6)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on January 29, 2017, and ending on February 1, 2020. As of the end of fiscal 2018, performance was at the maximum payout level for these shares.

(7)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant). The number of shares ultimately earned will be based on the compound annual growth rate of our enterprise revenue, over the 36-month period commencing on January 29, 2017, and ending on February 1, 2020. As of the end of fiscal 2018, performance was at the maximum payout level for these shares.

(8)
The amount reflects performance-conditioned time-based restricted shares that vest over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates and provided that we have achieved positive "adjusted net earnings" as of the end of any fiscal year during the three-year term of the award (the "Performance Condition"). The Performance Condition was achieved as of the end of fiscal 2017.

(9)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on March 1, 2016, and ending on February 28, 2019. As of the end of fiscal 2018, performance was at the maximum payout level for these shares.

(10)
The amount reflects time-based restricted shares that vest over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates.

(11)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on March 1, 2015, and ending on February 28, 2018. As of the end of fiscal 2018, performance was at the maximum payout level for these shares.

(12)
The amount reflects nonqualified stock options that became exercisable in four equal installments of 25% each, with the first installment vesting on the grant date and the remaining three installments vesting on each of the next three anniversaries of the grant date.

(13)
The amount reflects performance-conditioned time-based restricted shares that vest over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates and provided that we have achieved positive "adjusted net earnings" as of the end of any fiscal year during the three-year term of the award (the "Performance Condition"). The Performance Condition was achieved as of the end of fiscal 2018.

(14)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on October 1, 2015, and ending on September 30, 2018. As of the end of fiscal 2018, performance was at the maximum payout level for these shares.

(15)	The amount represents nonqualified stock options that became exercisable in four equal annual installments of 25% each, with the first installment vesting one year from the grant date.

Option Exercises and Stock Vested

The table below provides a summary of the value realized in connection with stock option awards exercised and stock awards vested for our NEOs during fiscal 2018.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
Mr. Joly	—		$—	313,506	(3)	$16,586,154
Ms. Barry	1,643	(4)	11,189	26,282	(5)	1,346,569
Ms. Ballard	203,764	(6)	1,384,135	47,627	(7)	2,390,565
Mr. Mohan	108,967	(8)	1,166,681	64,453	(9)	3,296,270
Mr. Nelsen	189,635	(10)	3,422,605	41,079	(11)	2,119,465

(1)	Value based on market value of Best Buy common stock at the time of exercise, minus the exercise cost.

(2)	Value based on the closing market price of Best Buy common stock on the vesting date.

(3)	The amount represents:

(a)
the vesting of restricted shares granted under our LTI program: 33,112 shares that were granted on March 15, 2016, which vested on March 14, 2017; 25,714 shares that were granted on March 12, 2015, which vested on March 13, 2017; and 30,794 shares that were granted on August 18, 2014, which vested on August 18, 2017; and

(b)
the shares (223,886) acquired upon the vesting and settlement of a performance share award which was granted on August 18, 2014, and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on July 31, 2017.

(4)
On October 17, 2017, 1,643 stock options held by Ms. Barry auto-exercised on their expiration date. The options had an exercise price of $47.84 and were exercised when the market price of a share of Best Buy common stock was $54.65.

(5)	The amount represents:

(a)
the vesting of restricted shares granted under our LTI program: 9,658 shares that were granted on March 15, 2016, which vested on March 14, 2017; 6,480 shares that were granted October 1, 2015, which vested on October 2, 2017; 1,330 shares that were granted on March 12, 2015, which vested on March 13, 2017; and 1,644 shares that were granted August 18, 2014, which vested on August 18, 2017; and

(b)
the shares (7,170) acquired upon the vesting and settlement of a performance share award which was granted on August 18, 2014, and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on July 31, 2017.

(6)
On March 30, 2017, Ms. Ballard exercised options to purchase 66,200 shares at an exercise price of $47.84; 16,563 shares at an exercise price of $39.73; 16,563 shares at an exercise price of $44,20; 70,420 shares at an exercise price of $40.85; and 20,000 shares at an exercise price of $38.32. These options were exercised when the market price of a share of Best Buy common stock ranged from $48.42 to $48.64. On November 21, 2017, Ms. Ballard exercised options to purchase 14,018 shares at an exercise price of $29.91. These options were exercised when the market price of a share of Best Buy common stock was $56.21.

(7)	The amount represents:

(a)
the vesting of restricted shares granted under our LTI program: 11,037 shares that were granted on March 15, 2016, which vested on March 14, 2017; 11,428 shares that were granted on March 12, 2015, which vested on March 13, 2017; and 4,693 shares that were granted on August 18, 2014, which vested on August 18, 2017; and

(b)
the shares (20,469) acquired upon the vesting and settlement of a performance share award which was granted on August 18, 2014, and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on July 31, 2017.

(8)
On April 3, 2017, Mr. Mohan exercised options to purchase 6,250 shares at an exercise price of $37.59; 6,250 shares at an exercise price of $39.73; 6,250 shares at an exercise price of $44.20; 5,000 shares at an exercise price of $36.63; 15,129 shares at an exercise price of $25.79; 20,000 shares at an exercise price of $41.19; 35,210 shares at an exercise price of $40.85; 5,000 shares at an exercise price of $38.32; and 5,000 shares at an exercise price of $35.67. These options were exercised when the market price of a share of Best Buy common stock ranged from $48.65 to $48.82. On May 26, 2017, Mr. Mohan exercised options to purchase 4,878 shares at an exercise price of $47.84. These options were exercised when the market price of a share of Best Buy common stock was $60.23.

(9)	The amount represents:

(a)
the vesting of restricted shares granted under our LTI program: 5,743 shares that were granted on May 24, 2016, which vested May 24, 2017; 11,037 shares that were granted on March 15, 2016, which vested on March 14, 2017; 5,714 shares that were granted on March 12, 2015, which vested on March 13, 2017; 6,843 shares that were granted on August 18, 2014, which vested on August 18, 2017; and 5,264 shares that were granted on March 12, 2014, which vested March 13, 2017; and

(b)
the shares (29,852) acquired upon the vesting and settlement of a performance share award which was granted on August 18, 2014, and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on July 31, 2017.

(10)
On March 3, 2017, Mr. Nelsen exercised options to purchase 10,500 shares at an exercise price of $32.98; 40,000 shares at an exercise price of $23.66; 30,372 shares at an exercise price of $29.91; and 9,375 shares at an exercise price of $31.54. These options were exercised when the market price of a share of Best Buy common stock ranged from $44.48 to $44.64. On May 31, 2017, Mr. Nelsen exercised options to purchase 4,403 shares at an exercise price of $47.84; 5,250 shares at an exercise price of $37.59; 5,250 shares at an exercise price of $39.73; 5,250 shares at an exercise price of $44.20; 5,000 shares at an exercise price of $36.63; 20,000 shares at an exercise price of $41.19; 5,000 shares at an exercise price of $38.32; and 5,000 shares at an exercise price of $35.67. These options were exercised when the market price of a share of Best Buy common stock ranged from $59.00 to $59.02. On November 22, 2017, Mr. Nelsen exercised options to purchase 29,048 shares at an exercise price of $40.85 and 15,187 shares at an exercise price of $29.91. These options were exercised when the market price of a share of Best Buy common stock ranged from $56.78 to $56.79.

(11)	The amount represents:

(a)
the vesting of restricted shares granted under our LTI program: 9,106 shares that were granted on March 15, 2016, which vested on March 14, 2017; 4,714 shares that were granted on March 12, 2015, which vested on March 13, 2017; and 5,084 shares that were granted on August 18, 2014, which vested on August 18, 2017; and

(b)
the shares (22,175) acquired upon the vesting and settlement of a performance share award which was granted on August 18, 2014, and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on July 31, 2017.

Nonqualified Deferred Compensation

The following table shows the account balances at February 3, 2018, and the contributions and earnings during fiscal 2018, for participating NEOs under the Best Buy Sixth Amended and Restated Deferred Compensation Plan ("Deferred Compensation Plan"), which is described in greater detail below the table. The table also includes the value of restricted stock units granted to Mr. Joly in 2012 that have vested but, as of the end of fiscal 2018, have not been issued as shares pursuant to the terms of his employment arrangement with the Company, as disclosed on the Current Report on Form 8-K filed by the Company on August 21, 2012. Such restricted stock units were part of the equity granted to Mr. Joly to compensate him for certain forfeitures he incurred upon termination of his employment with his former employer.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings (Losses) in Last Fiscal Year		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Mr. Joly	$—	$—	$533,935	(1)	$—	$28,365,488	(2)
Ms. Barry	—	—	—		—	—
Ms. Ballard	—	—	430,504		—	2,491,683	(3)
Mr. Mohan	—	—	32,042		—	181,940	(4)
Mr. Nelsen	—	—	—		—	—

(1)
This amount reflects the value of the dividend equivalents earned by Mr. Joly (9,363 dividend equivalent units) relative to his September 4, 2012, restricted stock unit award. The 9,363 units are payable to Mr. Joly in the form of shares of our common stock (one share per unit). The shares will be issued to Mr. Joly within six months following his separation from the Company.

(2)
This amount reflects the end of fiscal year value of all vested restricted stock units and related dividend equivalents from Mr. Joly's September 4, 2012, restricted stock unit award (in total, 332,964 units and 65,204 dividend equivalent units), calculated based on the closing price of our common stock ($71.24) as quoted on the NYSE on January 27, 2017, the last business day in fiscal 2017. Of this amount, $5,051,064 has been previously reported in the “Stock Awards” column of the Summary Compensation Table.

(3)	This amount includes $859,369 that has previously been reported as either "Salary" or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

(4)	No portion of this amount has been previously reported in the Summary Compensation Table.

Deferred Compensation Plan. The Company's Deferred Compensation Plan is unfunded and unsecured. We believe the plan provides a tax-deferred retirement savings vehicle that plays an important role in attracting and retaining executive talent. The Deferred Compensation Plan allows highly compensated employees, including the NEOs, to defer:

•	Up to 75% of base salary; and

•	Up to 100% of a cash bonus (earned and paid in the same year) and short-term incentive compensation (earned and paid in different years), as applicable.

Amounts deferred under and contributed to the Deferred Compensation Plan are credited or charged with the performance of investment options selected by the participants. The investment options are notional and do not represent actual investments, but rather serve as a measurement of performance. The options available under the Deferred Compensation Plan and their one-year annualized average rates of return as of the end of fiscal 2018 were as follows:

Investment	Rate of Return(1)
NVIT Money Market	0.55%
PIMCO VIT Total Return	3.22%
PIMCO VIT High-Yield Bond	5.93%
Fidelity VIP Balanced-Service Class	18.76%
Vanguard VIF Diversified Value	22.16%
Vanguard VIF Equity Index	26.23%
T. Rowe Price Blue Chip Growth	43.75%
Franklin VIPT Small Cap Value Securities	11.43%
Vanguard VIF Small Company Growth	25.97%
Vanguard VIF International	45.24%

(1)	Rate of return is net of investment management fees, fund expenses or administrative charges, as applicable.

Participants who elect to defer compensation under the Deferred Compensation Plan also select when the deferred amounts will be distributed to them. Distributions may be made in a specific year, or at a specified time that begins on or after the participant's retirement. Distributions are paid in a lump sum or in quarterly installments, depending on the participant's election at the time of deferral. However, if a participant's employment ends prior to retirement, a distribution is made promptly in a lump sum or in quarterly installments, depending on their initial election and account balance.

We do not provide employer-matching contributions for amounts deferred under the plan. Participants are fully vested in their contributions.

Potential Payments Upon Termination or Change-of-Control

Upon termination of employment or in the event the Company experiences a change-of-control, our NEOs may be eligible to receive certain payments and their outstanding equity awards may be impacted. Following is a summary of the effects of various termination and change-of-control scenarios for each form of compensation, including a quantitative disclosure of the estimated payments and realizable value for each scenario assuming an effective date of February 3, 2018, the end of fiscal 2018.

Cash compensation. Pursuant to the terms of our severance plan, and subject to entering into a separation agreement with us, our NEOs are eligible for: severance pay equal to two years of base salary; a payment equal to the cost of 24 months of basic employee benefits, such as medical, dental and life insurance; and payment of $25,000 in lieu of providing outplacement services and other tax and financial assistance upon involuntary termination due to job elimination, reduction in force, business restructuring or other circumstances as we determine at our discretion. For more detail regarding our severance plan, see the Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation — Severance Plan section.

Mr. Joly's employment agreement entitles him to participate in the Company's severance plan, as detailed above, but also provides that he is eligible for the same severance pay if he were to be involuntarily terminated without Cause or were to voluntarily terminate his employment for Good Reason. Additionally, upon involuntary termination without Cause or voluntary termination for Good Reason on or within 12 months following (or in anticipation of) a change-of-control, Mr. Joly is eligible for enhanced severance equal to (a) two times the sum of base salary plus target bonus and (b) a pro-rata annual bonus payment, dependent on actual performance under the Company's STI plan for the fiscal year in which the termination occurs.

The following table provides, for each NEO, as of the end of fiscal 2018, the potential severance amount they are eligible for under the scenarios discussed above.

Name	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Involuntary Termination — under Severance Plan(1)	Termination following Change-of-Control(2)
Mr. Joly	$2,608,825	$2,608,825	$2,608,825	$12,311,809
Ms. Barry	—	—	1,575,369	—
Ms. Ballard	—	—	1,756,211	—
Mr. Mohan	—	—	1,773,909	—
Mr. Nelsen	—	—	1,464,566	—

(1)
Pursuant to our Severance Plan, our NEOs are eligible for cash severance, as detailed above the table, if they are involuntarily terminated as a result of job elimination, reduction in force or business restructuring (or other circumstances at our discretion). Since the applicability of the Severance Plan is more narrow than is implied by the column heading "Involuntary Termination without Cause", the severance payments the NEOs are eligible for under those limited circumstances are detailed separately in this column.

(2)	Specifically, involuntary termination without Cause or voluntary termination for Good Reason on or within 12 months following (or in anticipation of) a change-of-control.
Under our STI plan, which is discussed in more detail in the Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive section, our NEOs must remain employed with us through the end of the performance period in order to receive any payouts under the plan. If an NEO is terminated with Cause, they are not eligible for any STI plan payments. In fiscal 2018, all of our NEOs were employed with us through the end of fiscal 2018, which was the end of the fiscal 2018 STI plan. Each of their fiscal 2018 payments are discussed in the Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive and Summary Compensation Table sections.

Nonqualified stock options. Our award agreements dictate what happens to unvested stock options and how long vested stock options are exercisable following different types of termination events. The following chart illustrates these various treatments under each possible scenario for stock options granted to our NEOs under our long-term incentive award programs and to Mr. Joly as part of his September 4, 2012, sign-on equity award (the "Sign-On Stock Options").

Event	Effect on Vested Stock Options(1)	Effect on Unvested Stock Options
Voluntary termination without Good Reason(2)
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly's Sign-On Stock Options are exercisable for a 90-day period following the termination date.
All stock options are forfeited.
Voluntary termination for Good Reason(2)
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly's Sign-On Stock Options are exercisable for a two-year period following the termination date.
All stock options are forfeited.
Involuntary termination for Cause	Not exercisable.	All stock options are forfeited.
Involuntary termination without Cause
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly's Sign-On Stock Options are exercisable for a two-year period following the termination date.
All stock options are forfeited.
Termination(3) within 12 months of a change-of-control
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly's Sign-On Stock Options are exercisable for a two-year period following the termination date.
All stock options vest 100%.
Death or disability	Generally exercisable for a one-year period.	All stock options vest 100%.
Qualified retirement(4)	Generally exercisable for a one- to three-year period depending on the terms and conditions of the respective award agreement.	Continue to vest according to their normal vesting terms.

(1)	Stock options may not be exercised after their expiration dates under any circumstance.

(2)
Good Reason is usually deemed to exist if the Company makes a material adverse change to the NEO's title, responsibilities or salary or requires the NEO to work more than 50 miles from the corporate office location in Richfield, MN (except for temporary business-related travel).

(3)
For awards granted prior to fiscal 2015, this means involuntary termination without Cause or voluntary termination for Good Reason. For awards granted in fiscal 2015 and thereafter, this means only involuntary termination without Cause.

(4)
Qualified Retirement is defined in our employment and award agreements as: retirement by an employee, including our NEOs, on or after their 60th birthday, so long as they have been employed with the Company continuously for at least the five-year period immediately preceding their retirement date.

The table below provides, for each NEO, as of the end of fiscal 2018, the value of their unvested, in-the-money stock options (as detailed in the Outstanding Equity Awards at Fiscal Year End section), under the situations discussed above, with the exception of qualified retirement, which none of our NEOs are currently eligible for. All values below were calculated using the closing price of our common stock as quoted on the NYSE on February 2, 2018, the last business day in fiscal 2018.

Name	Death or Disability	Termination following Change-of-Control(1)
Mr. Joly	$12,127,333	$12,127,333
Ms. Barry	502,315	502,315
Ms. Ballard	1,070,032	1,070,032
Mr. Mohan	535,016	535,016
Mr. Nelsen	441,384	441,384

(1)
Specifically, termination on or within 12 months of a change-of-control. For awards granted prior to fiscal 2015, this means involuntary termination without Cause or voluntary termination for Good Reason. For awards granted in fiscal 2015 and thereafter, this means only involuntary termination without Cause.

Restricted share awards. Pursuant to our award agreements, all unvested restricted share and restricted stock unit awards (including both time-based awards and time-based awards subject to performance conditions) held by our NEOs fully vest in the event of death or termination due to disability. Additionally, upon qualified retirement any unvested restricted shares and restricted stock units would continue to vest according to their normal vesting schedule, subject to achievement of performance conditions (where applicable). Under all other termination scenarios, unvested restricted shares and restricted stock units are forfeited and there are no change-of-control provisions which impact them.

The table below provides, for each NEO, as of the end of fiscal 2018, the value of their unvested restricted share and restricted stock unit awards (as detailed in the Outstanding Equity Awards at Fiscal Year End section) in the event of their death or disability, with the exception of qualified retirement, which none of our NEOs are currently eligible for. All values below were calculated using the closing price of our common stock as quoted on the NYSE on February 2, 2018, the last business day in fiscal 2018.

Name	Death or Disability
Mr. Joly	$11,987,767
Ms. Barry	3,618,707
Ms. Ballard	4,916,344
Mr. Mohan	5,327,470
Mr. Nelsen	3,024,494

Performance share awards. The following chart illustrates the treatment of outstanding performance share awards under various scenarios pursuant to our award agreements.

Event	Effect on Unearned Shares
-Death or disability
-Deemed earned on a pro-rata basis (number of days employed through termination / total number of days in performance period) based on the level of performance achieved as of the termination date (as determined as of the last completed fiscal quarter or fiscal year, depending on the performance metric)

-Involuntary termination without Cause -Qualified retirement
-Deemed earned on a pro-rata basis (number of days employed through termination / total number of days in performance period) based on the level of performance achieved as of the end of the performance period

-Change-of-control
-Deemed earned based on the level of performance achieved or at target, whichever is greater, as of the date of the change-of-control (as determined as of the last completed fiscal quarter or fiscal year, depending on the performance metric). Issuance of earned shares is subject to the NEO's continued employment through the end of the performance period

-Termination following a change-of-control due to: death or disability, involuntary termination without Cause or qualified retirement
-A pro-rata portion (determined by number of days employed through termination / total number of days in performance period) of those shares deemed earned as of the date of the change-of-control are issued to the NEO

The table below provides, for each NEO, as of the end of fiscal 2018, the value of their outstanding performance share awards (as detailed in the Outstanding Equity Awards at Fiscal Year End section), under the situations discussed above, with the exception of qualified retirement which none of our NEOs are currently eligible for. All values below were calculated using the closing price of our common stock as quoted on the NYSE on February 2, 2018, the last business day in fiscal 2018, and assume a vesting percentage of 150%, which is the estimated vesting percentage for each outstanding performance share award as of the end of fiscal 2018.

Name	Death or Disability	Involuntary Termination without Cause	Change-of-Control(1)
Mr. Joly	$27,819,377	$27,819,377	$43,325,532
Ms. Barry	3,970,953	3,970,953	6,976,889
Ms. Ballard	6,759,245	6,759,245	10,610,343
Mr. Mohan	6,231,171	6,231,171	10,665,803
Mr. Nelsen	3,856,350	3,856,350	6,292,665

(1)	Reflects value realizable upon a change-of-control event, but assumes that the NEO will stay with the Company through the end of the performance period of each outstanding performance share award.

Restrictive Covenants. As further described in the Compensation Discussion and Analysis – Executive Compensation Elements – Other Compensation – Clawback and Restrictive Covenant Provisions section, our executive officer separation agreements and LTI award agreements generally include confidentiality, non-compete, and non-solicitation provisions as generally described below:

Confidentiality. Award recipients agree to maintain the confidentiality of Best Buy’s “confidential information” and to use such information for the exclusive benefit of Best Buy. This obligation has the appropriate application to the post-termination period.

Non-Compete. Award recipients agree not to engage in “competitive activity” for a period of one year following the later of termination of employment for any reason, or the last scheduled award vesting date.

Non-Solicitation. Award recipients agree not to solicit Company employees for employment or parties with which we do business from engaging such business for a period of one year following the later of termination of employment for any reason, or the last scheduled award vesting date.

Upon violation of a restrictive covenant, unexercised options and unvested shares related to the respective award agreement under which they were issued may be canceled and forfeited, and likewise, the Company may require that the related issued shares (or their fair market value, as measured on the option exercise date or share vesting date) must be returned to the Company. Additionally, the Company may seek injunctive or other appropriate equitable relief.

Director Compensation

Overview

Each year, the Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board's duties, and to fairly compensate directors for their service. As part of their analysis, the Compensation Committee considers the total value of the compensation as compared with director compensation at other Fortune 100 companies and our peer group of companies, which is described in Compensation Discussion and Analysis — Factors in Decision-Making. In March 2017, the Compensation Committee and Board reviewed and approved the fiscal 2018 compensation for non-management directors, including the value and terms of the equity compensation component, as described in more detail below.

Cash Compensation

The fiscal 2018 cash compensation for our non-management directors consisted of the following annual retainers:

Annual Amount
Annual retainer	$90,000
Lead independent director stipend	100,000
Annual committee chair retainer - Audit	25,000
Annual committee chair retainer - Compensation & Human Resources	20,000
Annual committee chair retainer - Nominating	15,000
Annual committee chair retainer - Finance and Investment Policy	10,000

All annual retainers for non-management directors who serve on the Board or as chair of a committee for only a portion of a fiscal year are prorated. All annual retainers are paid in quarterly installments.

Equity Compensation

On June 12, 2017, the Compensation Committee approved an annual equity award for each of the then-serving non-management directors in the form of restricted stock units. The awards each had a value of $195,000, which translated into 3,414 restricted stock units. All restricted stock units granted to our directors fully vest one year from the grant date and must be held until the director leaves the Board. Director equity awards are prorated through a director’s termination date if a director leaves the Board before the restricted stock units have vested, unless the director is terminated for Cause, in which case all unvested restricted stock units are forfeited.

Director Compensation Table

The following table summarizes the compensation earned during fiscal 2018 by our non-management directors:

Name(1)	Fees Earned or Paid In Cash	Stock Awards(2)	Option Awards(3)	Total
Lisa M. Caputo	$90,000	$190,467	$—	$280,467
J. Patrick Doyle	90,000	190,467	—	280,467
Russell P. Fradin(4)	210,000	190,467	—	400,467
Kathy J. Higgins Victor(5)	105,000	190,467	—	295,467
David W. Kenny	90,000	190,467	—	280,467
Karen L. McLoughlin	90,000	190,467	—	280,467
Thomas L. Millner(6)	115,000	190,467	—	305,467
Claudia Munce	90,000	190,467	—	280,467
Gérard R. Vittecoq(7)*	100,000	190,467	—	290,467

*Indicates a director who is not standing for re-election at the Meeting.

(1)	Mr. Joly, our only management director during fiscal 2018, did not receive any compensation for his service as a director.

(2)
The amounts in this column reflect the aggregate grant date fair value for restricted stock units granted to our non-management directors during fiscal 2018, measured in accordance with ASC Topic 718. As of February 3, 2018, our non-management directors held outstanding stock units including both unvested restricted stock units and restricted stock units that have vested, but that are subject to a holding requirement until the director leaves the board ("deferred units") as follows: Ms. Caputo — 3,414 unvested units and 24,280 deferred units; Mr. Doyle — 3,414 unvested units and 14,902 deferred units; Mr. Fradin — 3,414 unvested units and 24,280 deferred units; Ms. Higgins Victor — 3,414 unvested units and 24,280 deferred units; Mr. Kenny — 3,414 unvested units and 20,257 deferred units; Ms. McLoughlin — 3,414 unvested units and 10,120 deferred units; Mr. Millner — 3,414 unvested units and 18,744 deferred units; Ms. Munce — 3,414 unvested units and 7,897 deferred units; and Mr. Vittecoq — 3,414 unvested units and 24,280 deferred units.

(3)
We did not grant stock option awards to our non-management directors in fiscal 2018. As of February 3, 2018, our non-management directors held outstanding stock options as follows: Ms. Caputo — 12,500 stock options; Mr. Doyle — 0 stock options; Mr. Fradin — 0 stock options; Ms. Higgins Victor — 10,000 stock options; Mr. Kenny — 0 stock options; Ms. McLoughlin — 0 stock options; Mr. Millner — 0 stock options; Ms. Munce — 0 stock options; and Mr. Vittecoq — 21,250 stock options.

(4)	Mr. Fradin is our Lead Independent Director. He is also chair of the Compensation Committee.

(5)	Ms. Higgins Victor is chair of the Nominating Committee.

(6)	Mr. Millner is chair of the Audit Committee.

(7)	Mr. Vittecoq is chair of the Finance and Investment Policy Committee.

Director Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines requiring our non-management directors to own, indirectly or directly, 10,000 shares. Historically, we have expected that, until the ownership target is met, directors would retain 50 percent of their granted equity (net of taxes). In further support of director stock ownership, we began in fiscal 2014 granting director equity subject to a holding requirement for the duration of a director's service on the Board. In fiscal 2018, all of our non-management directors were in compliance with the ownership guidelines, either by meeting the ownership target or by making progress towards the ownership target. Our stock ownership guidelines for executive officers are discussed in the Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation section.

Deferred Compensation Plan

Each calendar year, we offer our directors the opportunity to defer up to 100 percent of their annual and committee chair retainers under the Deferred Compensation Plan which is described in the section Compensation of Executive Officers — Nonqualified Deferred Compensation. No Company contributions or matching contributions are made for the benefit of directors under the Deferred Compensation Plan.

Other Benefits

We reimburse all directors for travel and other necessary business expenses incurred in performance of their services for us. In addition, all directors are covered under a directors' and officers' indemnity insurance policy.

CEO Pay Ratio

Pursuant to SEC rules, we are providing the following information about the ratio of the annual total compensation of our median employee to the annual total compensation of Mr. Joly, our Chairman and CEO. Due to the flexibility afforded by the rules of the SEC in calculating the pay ratio amount, the ratio we calculated may not be comparable to the CEO pay ratio presented by other companies.

For fiscal 2018, our last completed fiscal year, Mr. Joly had annual total compensation of $16,760,453 as reflected in the Compensation of Executive Officers — Summary Compensation Table section of this proxy statement. Our median employee’s annual total compensation for fiscal 2018 was $23,980. As a result, we estimate that Mr. Joly’s annual total compensation was approximately 699 times that of our median employee.

In determining the median employee:

•
We prepared a list of all employees as of November 1, 2017. As of November 1, 2017, we had approximately 128,700 employees, including 113,760 U.S. employees, and 14,940 non-U.S. employees.  In identifying our median employee, we included our approximately 12,950 Canadian employees, but, in accordance with SEC rules, we excluded our employees in China and Mexico where we have about 1,990 employees in aggregate, representing approximately 1.6 percent in the aggregate of our worldwide workforce.  After excluding employees in these countries, as of November 1, 2017 we had 126,710 employees.

•
As permitted under SEC rules, we used compensation that would equate to W-2 wages for the prior twelve months as our consistently applied compensation measure, which we believe provides a reasonable estimate of annual compensation for our employees. We annualized W-2 wages for employees, other than occasional/seasonal employees, who were not employed for the full twelve months.

•	The median amount was then identified from the annualized list.

OTHER BUSINESS

Management and the Board are not aware of any other item of business that will be addressed at the Meeting. If an item properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting, the Proxy Agents will vote the shares subject to your proxy in their discretion. Discretionary authority for them to do so is contained in the proxy.

PROPOSALS FOR THE NEXT REGULAR MEETING OF SHAREHOLDERS

Any shareholder proposal intended to be presented for consideration at our 2019 Regular Meeting of Shareholders and to be included in our proxy statement for that meeting must be received by our Secretary no later than January 2, 2019, at our principal executive office, addressed as follows:

Mr. Keith J. Nelsen
General Counsel and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

In accordance with our By-laws, any shareholder proposal, including any director nominations, received and intended to be presented for consideration at our 2019 Regular Meeting of Shareholders, though not included in our proxy statement for that meeting, must be received by our Secretary at the address set forth above no more than 150 days and no less than 120 days before the anniversary of the prior year's regular meeting of shareholders. Accordingly, such proposals will be considered untimely if received before January 13, 2019, or after February 12, 2019. Any such shareholder proposal must also comply with the procedural requirements of our By-laws. The advance notice requirement in our By-laws supersedes the notice period in Rule 14a-4(c)(1) of the Securities Exchange Act of 1934 regarding discretionary proxy voting authority with respect to shareholder business.

By Order of the Board of Directors

Keith J. Nelsen
May 2, 2018	Secretary

BEST BUY CO., INC.
NON-GAAP RECONCILIATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures from continuing operations calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments and gains or losses on investments. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in the company's earnings releases, financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

The following tables reconcile operating income and diluted earnings per share ("EPS") for the periods presented for continuing operations (GAAP financial measures) to non-GAAP operating income and non-GAAP diluted EPS for continuing operations (non-GAAP financial measures) for the periods presented.

	FY13[1,2]	FY14[2]	FY15[2]	FY16[2]	FY17[2]	FY18
Enterprise - Continuing Operations
Operating income as a % of revenue	0.9%	2.8%	3.6%	3.5%	4.7%	4.4%
Restructuring charges	1.0%	0.4%	—%	0.5%	0.1%	—%
Goodwill impairment	1.5%	—%	—%	—%	—%	—%
Net CRT/LCD settlements[3]	—%	(0.6)%	—%	(0.2)%	(0.4)%	—%
Tax reform-related item - employee bonus[4]	—%	—%	—%	—%	—%	0.2%
Non-GAAP operating income as a % of revenue	3.4%	2.7%	3.6%	3.8%	4.4%	4.6%

*Note - percentages may not food due to rounding

	FY13[1,2]	FY14[2]	FY15[2]	FY16[2]	FY17[2]	FY18
Enterprise - Continuing Operations
Diluted EPS	$(0.16)	$2.00	$3.53	$2.30	$3.74	$3.26
Restructuring charges	1.24	0.43	0.01	0.58	0.12	0.03
Goodwill impairment	1.80	—	—	—	—	—
Net CRT/LCD settlements[3]	—	(0.66)	—	(0.22)	(0.50)	—
(Gain) loss on investments, net	—	(0.06)	(0.03)	0.01	(0.01)	0.02
Best Buy Europe sale[5]	—	0.05	—	—	—	—
Europe legal entity reorganization[6]	—	—	(1.00)	—	—	—
Other Canada brand consolidation charges - SG&A7	—	—	—	0.02	0.01	—
Restructuring charges - COGS	—	—	—	0.01	—	—
Tax reform-related item - employee bonus[4]	—	—	—	—	—	0.26
Tax reform-related item - charitable contribution[4]	—	—	—	—	—	0.07
Tax reform - repatriation tax[4]	—	—	—	—	—	0.68
Tax reform - deferred tax rate change[4]	—	—	—	—	—	0.24
Non-GAAP adjustments[8]	(0.43)	0.12	0.01	(0.03)	0.15	(0.14)
Non-GAAP diluted EPS	$2.45	$1.88	$2.52	$2.67	$3.51	$4.42

(1)	FY13 represents the recast 12-months ended February 2, 2013, which included 53 weeks.

(2)
In Q1 FY18, the company stopped excluding non-restructuring property and equipment impairment charges from its non-GAAP financial measures. To ensure its financial results are comparable, the company has recast prior periods to reflect the previously excluded impairments now being included in non-GAAP SG&A.

(3)	Represents cathode ray tube ("CRT") and LCD litigation settlements reached, net of related legal fees and costs. Settlements related to products purchased and sold in prior fiscal years.

(4)
Represents charges resulting from the Tax Cuts and Jobs Act of 2017 (“tax reform”) enacted into law in Q4 FY18, including charges associated with a deemed repatriation tax and the revaluation of deferred tax assets and liabilities, as well as tax reform-related items the company announced in response to future tax savings created by tax reform, including a one-time bonus for certain employees and a one-time contribution to the Best Buy Foundation.

(5)	Represents the tax impact of the Best Buy Europe sale and resulting required tax allocation between continuing and discontinued operations.

(6)	Represents the acceleration of a non-cash tax benefit as a result of reorganizing certain European legal entities to simplify our overall structure.

(7)
Represents charges related to the Canadian brand consolidation initiated in the Q1 FY16, primarily due to retention bonuses and other store-related costs that were a direct result of the consolidation but did not qualify as restructuring charges.

(8)
Income tax impact of non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. The non-GAAP adjustments relate primarily to adjustments in the United States, Canada and Europe and as such, the income tax charge is calculated using the statutory tax rates of each country in effect during the period of the related non-GAAP adjustment.

BEST BUY CO., INC.
NON-GAAP RECONCILIATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following table includes a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations (non-GAAP financial measure) for the periods presented. The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")
	February 2, 2013[1]	February 1, 2014[1]	January 31, 2015[1]	January 30, 2016[1]	January 28, 2017[1]	February 3, 2018[1]
Net earnings including noncontrolling interests	$(233)	$523	$1,235	$897	$1,228	$1,000
Total assets	16,551	14,174	14,819	13,995	13,638	13,558
ROA	(1.4)%	3.7%	8.3%	6.4%	9.0%	7.4%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")
	February 2, 2013[1]	February 1, 2014[1]	January 31, 2015[1]	January 30, 2016[1]	January 28, 2017[1]	February 3, 2018[1]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$391	$1,144	$1,450	$1,375	$1,854	$1,843
Operating income (loss) - discontinued operations	(236)	(210)	(19)	90	27	1
Total operating income	155	934	1,431	1,465	1,881	1,844
Add: Operating lease interest[2]	352	310	275	240	232	235
Add: Non-GAAP operating income adjustments[3]	1,288	115	23	130	(147)	110
Add: Investment income	50	53	35	15	34	49
Add: Net earnings (loss) attributable to noncontrolling interest	(16)	9	(2)	—	—	—
Less: Income taxes[4]	(686)	(531)	(660)	(697)	(750)	(810)
Non-GAAP NOPAT	$1,143	$890	$1,102	$1,153	$1,250	$1,428

Average Invested Capital
Total assets	$16,551	$14,174	$14,819	$13,995	$13,638	$13,558
Less: Excess cash[5]	(554)	(1,564)	(2,922)	(3,068)	(2,995)	(2,969)
Add: Capitalized operating lease obligations[2]	5,862	5,173	4,583	3,995	3,872	3,914
Total liabilities	(12,485)	(10,453)	(10,188)	(9,365)	(9,210)	(9,406)
Exclude: Debt[6]	2,140	1,674	1,635	1,648	1,373	1,346
Less: Noncontrolling interest	(627)	(160)	(4)	—	—	—
Average invested capital	$10,887	$8,844	$7,923	$7,205	$6,678	$6,443

Non-GAAP ROIC	10.5%	10.1%	13.9%	16.0%	18.7%	22.2%

(1)
Income statement accounts represent the activity for the trailing 12-months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four-quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income driven by the capitalization of operating lease obligations using the multiple of five times annual rent expense and represents 30% of annual rental expense. Similarly, the capitalized operating lease obligations represent annual rental expense times the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company’s credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio. Prior to Q1 FY17, the company used an add-back multiple of 50% and a capitalized lease multiple of eight times annual rent expense; however, due to changes in the average remaining lease life of the company’s operating leases, the company has lowered multiples. The prior period calculations have been updated to reflect the use of the changes.

(3)
Includes continuing operations adjustments for tax reform-related items, restructuring charges in costs of goods sold and operating expenses, net CRT/LCD settlements, other Canada brand consolidation charges in SG&A, goodwill and tradename impairments, the Best Buy Europe transaction costs and a discontinued operations adjustment for a gain on a property sale. Beginning in Q1 FY18, the company stopped excluding non-restructuring property and equipment impairment charges from its non-GAAP financial measures. To ensure its financial results are comparable, the company has recast prior periods to reflect the previously excluded impairments now being included in non-GAAP SG&A.

(4)	Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business.

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.

*** Exercise Your *Right* to Vote ***

BEST BUY CO., INC.

E45835-P07264

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 16, 2018
Date: June 12, 2018 **Time:** 9:00 a.m. Central Time
Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/BBY2018

The company will be hosting the meeting exclusively via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/BBY2018 and be sure to have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page).

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com*, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT ON FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com,* or scan the QR Barcode below.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 29, 2018 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

SCAN TO
VIEW MATERIALS & VOTE

Vote By Internet:

Before The Meeting:

Go to *www.proxyvote.com* or from a smartphone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

During The Meeting:

Go to *www.virtualshareholdermeeting.com/BBY2018*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E45836-P07264

Voting Items

1. Election of Directors

Nominees:

1a) Lisa M. Caputo

1b) J. Patrick Doyle

1c) Russell P. Fradin

1d) Kathy J. Higgins Victor

1e) Hubert Joly

1f) David W. Kenny

1g) Karen A. McLoughlin

1h) Thomas L. Millner

1i) Claudia F. Munce

1j) Richelle P. Parham

3. To approve in a non-binding advisory vote our named executive officer compensation.

4. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting.

The proxy, when properly executed and returned to Best Buy, will be voted in the manner directed therein by the undersigned shareholder(s). If no direction is made, the proxy will be voted FOR proposals 1, 2, and 3, if properly presented at the Meeting. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting.

If you participate and hold shares in the Best Buy stock fund within the Best Buy 401(k) Retirement Savings Plan (the "401(k) Plan"), as of the record date, April 16, 2018, the proxy covers all shares for which the undersigned has the right to give voting instructions to State Street Bank and Trust Company, Trustee of the Best Buy stock fund within the 401(k) Plan. The proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on June 7, 2018, the Trustee will vote the shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan, unless otherwise required by law.

E45837-P07264

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BBY2018**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45833-P07264

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEST BUY CO., INC.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a) Lisa M. Caputo	☐	☐	☐
1b) J. Patrick Doyle	☐	☐	☐
1c) Russell P. Fradin	☐	☐	☐
1d) Kathy J. Higgins Victor	☐	☐	☐
1e) Hubert Joly	☐	☐	☐
1f) David W. Kenny	☐	☐	☐
1g) Karen A. McLoughlin	☐	☐	☐
1h) Thomas L. Millner	☐	☐	☐
1i) Claudia F. Munce	☐	☐	☐
1j) Richelle P. Parham	☐	☐	☐

	For	**Against**	**Abstain**
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019.	☐	☐	☐
3. To approve in a non-binding advisory vote our named executive officer compensation.	☐	☐	☐

4. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting.

	Yes	**No**
HOUSEHOLDING ELECTION - please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

If you vote by mail, please date and sign exactly as your name appears and return this card promptly in the accompanying postage-paid envelope. If shares are held by joint tenants or as community property, both shareholders must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

BEST BUY CO., INC.
REGULAR MEETING OF SHAREHOLDERS
9:00 a.m. Central Time on Tuesday, June 12, 2018

Dear Best Buy Shareholder:

Your vote is important! We encourage you to vote promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week. Please note voting deadlines on the reverse side of this proxy card.

Vote by Internet:	Go to *www.proxyvote.com* and follow the prompts.
Vote by Telephone:	Call 1-800-690-6903 if you are in the U.S. or Canada, and follow the prompts.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

E45834-P07264

PROXY **BEST BUY CO., INC.** **PROXY**

7601 Penn Avenue South, Richfield, Minnesota 55423

This proxy is solicited on behalf of the Board of Directors for use at the Regular Meeting of Shareholders to be held on June 12, 2018

The undersigned appoint(s) Hubert Joly and/or Keith J. Nelsen, each with the power of substitution, as his or her proxies ("Proxy Agents") to vote as directed on the reverse side of this proxy card, all the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of April 16, 2018, at the Regular Meeting of Shareholders (the "Meeting") to be held on Tuesday, June 12, 2018, at 9:00 a.m. Central Time. The undersigned shareholder of Best Buy Co., Inc. acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on Tuesday, June 12, 2018, via the Internet at www.virtualshareholdermeeting.com/BBY2018.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXY AGENTS WILL VOTE FOR PROPOSALS 1, 2, AND 3, AND IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ADJOURNMENT OF THE MEETING AND ANY OTHER MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

If you participate and hold shares in the Best Buy stock fund within the Best Buy 401(k) Retirement Savings Plan (the "401(k) Plan"), as of the record date, April 16, 2018, this proxy covers all shares for which the undersigned has the right to give voting instructions to State Street Bank and Trust Company, Trustee of the Best Buy stock fund within the 401(k) Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on June 7, 2018, the Trustee will vote the shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan, unless otherwise required by law.